===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Callaway Golf Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                            [LOGO OF CALLAWAY GOLF]

                                March 22, 2000

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of the Shareholders of Callaway Golf Company, which will be held on Wednesday, May 3, 2000 at 2091 Rutherford Road, Carlsbad, California 92008 (near the Company's headquarters), commencing at 10:00 a.m. A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

   At the meeting, in addition to electing seven directors, your Board is asking shareholders to approve the Company's 2001 Non-Employee Directors Stock Option Plan and to approve an amendment to the Company's 1996 Stock Option Plan to increase by 3,000,000 shares, to an aggregate of 9,000,000 shares, the number of shares that may be issued upon the exercise of stock options granted or to be granted under the plan. These proposals are more fully described in the accompanying Proxy Statement which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" each of the proposals.

   It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to return a proxy as promptly as possible either by signing, dating and returning the enclosed proxy card in the enclosed postage-prepaid envelope or by telephone or through the Internet in accordance with the enclosed instructions.

   I hope to see you on May 3.

                                          Sincerely,

                                          /s/ ELY CALLAWAY
                                          Ely Callaway
                                          Founder, Chairman of the Board
                                          and Chief Executive Officer

                             CALLAWAY GOLF COMPANY
                             2285 RUTHERFORD ROAD
                          CARLSBAD, CALIFORNIA 92008

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           MEETING DATE: MAY 3, 2000

TO OUR SHAREHOLDERS:

   The 2000 Annual Meeting of Shareholders ("Annual Meeting") of Callaway Golf Company, a Delaware corporation (the "Company"), will be held at 2091 Rutherford Road, Carlsbad, California 92008 (near the Company's headquarters), commencing at 10:00 a.m., on May 3, 2000, to consider and vote on the following matters described in this notice and the accompanying Proxy
Statement:

  1. To elect seven directors to the Company's Board of Directors to serve until the 2001 annual meeting of shareholders and until their successors are elected and qualified.

  2. To approve the 2001 Non-Employee Directors Stock Option Plan.

  3. To approve an amendment to the Company's 1996 Stock Option Plan to increase by 3,000,000 shares, to an aggregate of 9,000,000 shares, the number of shares that may be issued upon the exercise of stock options granted or to be granted under the plan.

  4. To transact such other business as may properly come before the meeting or any adjournments thereof.

   At the Annual Meeting, the Board of Directors intends to nominate the following seven individuals for election to the Board of Directors: Ely Callaway, William C. Baker, Vernon E. Jordan, Jr., Yotaro Kobayashi, Aulana L. Peters, Richard L. Rosenfield and Charles J. Yash. All seven are currently members of the Company's Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

   The Board of Directors has fixed the close of business on March 6, 2000 as the record date for determination of shareholders entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. At the record date, 76,649,495 shares of Common Stock were issued and outstanding.

   TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE ENCLOSED
INSTRUCTIONS. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

   If you plan to attend the Annual Meeting in person, we would appreciate your response by indicating so when returning the proxy.

                                   By Order of the Board of Directors,

                                   /s/ STEVEN C. McCRACKEN
                                   Steven C. McCracken
                                   Secretary

Carlsbad, California
March 22, 2000

                             CALLAWAY GOLF COMPANY
                             2285 RUTHERFORD ROAD
                          CARLSBAD, CALIFORNIA 92008

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                           MEETING DATE: MAY 3, 2000

   This Proxy Statement and accompanying proxy card will first be mailed to shareholders on or about March 30, 2000 in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the "Company" or "Callaway Golf"). The proxies are for use at the 2000 Annual Meeting of Shareholders of the Company, which will be held at 2091 Rutherford Road, Carlsbad, California 92008 (near the Company's headquarters), on May 3, 2000, commencing at 10:00 a.m., and at any meetings held upon adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on March 6, 2000 (the "Record Date"). Only holders of record of the Company's Common Stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

   Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. You may return a proxy either by signing, dating and returning the enclosed proxy card in the postage-prepaid envelope provided, or by telephone, or through the Internet. Please follow the enclosed instructions. Any shareholder who returns a proxy has the power to revoke it at any time prior to its effective use either by filing with the Secretary of the Company a written instrument revoking it, or by returning (by mail, telephone or Internet) another later dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares for each proposal, then for any proposal for which you do not so indicate, your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors. The Board of Directors recommends a vote for each of the nominees for election as directors as set forth in this Proxy Statement, for the proposal to approve the 2001 Non-Employee Directors Stock Option Plan and for the proposal to approve the amendment to the Company's 1996 Stock Option Plan to increase by 3,000,000 shares, to an aggregate of 9,000,000 shares, the number of shares that may be issued upon the exercise of stock options granted or to be granted under the plan. By returning the proxy (either by mail, telephone or Internet), unless you notify the Secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter which may properly come before the Annual Meeting or any adjournment thereof. The Company does not currently know of any such other matter. If there were any such additional matters, the proxies would vote your shares in accordance with the recommendation of the Board of Directors.

   When returning your proxy, you will have the opportunity to elect to access materials for future shareholder meetings electronically through the Internet. Any shareholder who elects to access such materials through the Internet may revoke such election at any time by notifying the Secretary of the Company in writing. If a sufficient number of shareholders elect to do so, the Company intends to provide electronic access to the materials for the 2001 annual meeting of shareholders. The Company will continue to distribute printed materials for future shareholder meetings to shareholders who do not elect to access such materials electronically.

   At the Record Date, there were 76,649,495 shares of the Company's Common Stock outstanding. No other voting securities of the Company were outstanding at the Record Date. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners ("broker non-votes"). Abstentions may be specified for all proposals except the election of directors. Abstentions and broker non-votes are counted for purposes of determining a quorum. Abstentions are counted in the tabulation of votes cast and have the same effect as voting against a proposal. Broker non-votes are not considered as having voted for purposes of determining the outcome of a vote. The three specified proposals being voted upon at the upcoming Annual Meeting are considered routine and brokers may vote on each of the proposals without instructions from the beneficial owners.

   Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates. The seven nominees for director receiving the highest number of votes at the Annual Meeting will be elected. A return of a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the proxies to vote shares cumulatively for one or more nominees so as to elect the maximum number of directors recommended by the Board of Directors.

   The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in the name of such bank or broker or other third party, and will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of D. F. King & Co., Inc. to assist in the solicitation of proxies for a base fee of approximately $10,000 plus out-of-pocket expenses.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

   The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of February 29, 2000 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table appearing elsewhere in this Proxy Statement ("named executive officer") and (iv) all directors of the Company, named executive officers and other executive officers of the Company as a group.

                                                          SHARES BENEFICIALLY OWNED
                                                          -------------------------
   NAME AND ADDRESS OF BENEFICIAL OWNER (1)                 NUMBER       PERCENT
   ------------------------------------------             ------------- -----------
   Sanwa Bank California, Trustee for the                   5,300,000     6.9%
    Callaway Golf Company
    Grantor Stock Trust (2)
    Institutional Trust and Investments
    601 S. Figueroa Street, W10-1
    Los Angeles, CA 90017

   Barclays Global Investors,                               5,365,700     7.0%
    N.A. and certain affiliates (3)
    45 Fremont Street
    San Francisco, CA 94105

   Ely Callaway (4)                                         1,618,415     2.1%

   William C. Baker (5)                                        26,901      *

   Richard C. Helmstetter (6)                               1,176,042     1.5%

   Vernon E. Jordan, Jr. (7)                                   81,000      *

   Yotaro Kobayashi (8)                                        52,700      *

   Bruce A. Parker (9)                                        400,749      *

   Aulana L. Peters (10)                                       84,200      *

   Frederick R. Port (11)                                     411,600      *

   Richard L. Rosenfield (12)                                 124,100      *

   William A. Schreyer (13)                                   112,000      *

   Charles J. Yash (14)                                       658,582      *

   All directors, named executive officers and other
    executive officers as a group (14 persons) (15)         5,485,698     6.8%

--------
  *  Less than one percent

 (1) Except as otherwise indicated, the address for all persons shown on this table is c/o the Company, 2285 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of options if the options may be exercised on or before April 29, 2000, irrespective of the current price at which the Company's Common Stock is trading on the New York Stock Exchange. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options where the exercise price of the options is substantially above the current trading price of the Company's Common Stock on the New York Stock Exchange. The closing price of the Company's Common Stock on the New York Stock Exchange on March 20, 2000 was $15.375.

 (2) The Callaway Golf Company Grantor Stock Trust (the "GST") holds Company Common Stock pursuant to a trust agreement creating the GST in connection with the prefunding of certain obligations of the Company under various employee benefit plans. Both the GST and the Trustee disclaim beneficial ownership of the shares of Common Stock. The Trustee has no discretion in the manner in which the Company's Common Stock held by the GST will be voted. The trust agreement provides that employees who hold unexercised options as of the Record Date under the Company's stock option plans and employees who have purchased stock under the Company's 1995 Employee Stock Purchase Plan during the twelve months preceding the Record Date will, in effect, determine the manner in which shares of the Company's Common Stock held in the GST are voted. The Trustee will vote the Common Stock held in the GST in the manner directed by those employees who submit voting instructions for the shares.

     The number of shares as to which any one employee can direct the vote will depend upon how many employees submit voting instructions to the Trustee. If all employees entitled to submit such instructions do so, as of March 6, 2000, the named executive officers would have the right to direct the vote of the following share amounts: Ely Callaway-186,674, Charles J. Yash-382,022, Richard C. Helmstetter-371,482, Bruce A. Parker-205,342 and all executive officers as a group 1,567,978. Mr. Port, although a named executive officer, would not be entitled to vote since he was no longer an employee on the Record Date. If less than all of the eligible employees submit voting instructions, then the foregoing amounts would be higher. The trust agreement further provides that all voting instructions received by the Trustee will be held in confidence and not disclosed to any person including the Company.

 (3) This information is based upon a Schedule 13G filed by Barclays Global Investors, N.A. (and certain affiliates hereafter described) with the Securities and Exchange Commission on February 14, 2000. Barclays Global Investors, N.A. reported that as of such date it was the beneficial owner of 5,365,700 shares of the issued and outstanding Common Stock of the Company. Of the 5,365,700 shares, Barclays Global Investors, N.A. was the direct beneficial owner of 5,108,362 shares (but only had sole voting power with respect to 4,738,462 shares), Barclays Global Fund Advisors was the beneficial owner of 124,477 shares, Barclays Bank PLC was the beneficial owner of 46,100 shares, Barclays Funds Limited was the beneficial owner of 12,100 shares, Barclays Global Investors, LTD. was the beneficial owner of 54,350 shares, and Barclays Trust and Banking Company (Japan) Ltd. was the beneficial owner of 20,311 shares.

 (4) Includes 1,000,000 shares held by the Ely R. Callaway, Jr. Trust (the "Callaway Trust") for which Ely Callaway is trustee, with voting and dispositive power over such shares. Also includes 41,157 shares held by Cindy Callaway, Mr. Callaway's spouse. Also includes 53,517 shares held by the Callaway Golf Company Foundation, a charitable foundation, which currently are voted by Mr. Callaway in his capacity as Chairman of the Board and President of the Callaway Golf Company Foundation. Also includes 74,380 shares held by the Cindy and Ely Callaway Family Foundation, a charitable foundation, which currently are voted by Mr. Callaway in his capacity as President of the Cindy and Ely Callaway
     Family Foundation. Includes 410,000 shares issuable upon exercise of options held by Mr. Callaway, which are currently exercisable or become exercisable on or before April 29, 2000. Also includes 10,000 shares which do not vest and are restricted as to sale or transfer until January 1, 2003. Mr. Callaway disclaims beneficial ownership of all shares held by the Callaway Golf Company Foundation and the Cindy and Ely Callaway Family Foundation.

 (5) Includes 16,000 shares issuable upon exercise of options held by Mr. Baker, which are currently exercisable or become exercisable on or before April 29, 2000. Includes 50 shares held by Mr. Baker's spouse.

 (6) Includes 786,667 shares issuable upon exercise of options held by Mr. Helmstetter, which are currently exercisable or become exercisable on or before April 29, 2000. Also includes 319,500 shares held by the Helmstetter Family Trust for which Mr. Helmstetter is a trustee, with voting and dispositive powers over such shares. Also includes 69,875 shares held by the Helmstetter Family Foundation, a charitable foundation, of which Mr. Helmstetter shares the power to vote and dispose of such shares in his capacity as an officer and director of the Helmstetter Family Foundation. Mr. Helmstetter disclaims beneficial ownership of all shares held by the Helmstetter Family Foundation.

 (7) Includes 80,000 shares issuable upon exercise of options held by Mr. Jordan, which are currently exercisable or become exercisable on or before April 29, 2000.

 (8) Includes 12,700 shares held by Mr. Kobayashi's spouse. Also includes 40,000 shares issuable upon exercise of options held by Mr. Kobayashi, which are currently exercisable or become exercisable on or before April 29, 2000.

 (9) Includes 360,000 shares issuable upon exercise of options held by Mr. Parker, which are currently exercisable or become exercisable on or before April 29, 2000. Also includes 10,000 shares which do not vest and are restricted as to sale or transfer until January 1, 2003.

(10) Includes 200 shares owned jointly with Mrs. Peters' spouse. Also includes 84,000 shares issuable upon exercise of options held by Mrs. Peters, which are currently exercisable or become exercisable on or before April 29, 2000.

(11) Includes 5,600 shares held by the Linda and Fred Port Family Foundation, a charitable foundation, of which Mr. Port shares the power to vote and dispose of such shares in his capacity as an officer and director of the Linda and Fred Port Family Foundation. Also includes 360,000 shares issuable upon exercise of options held by Mr. Port, which are currently exercisable or become exercisable on or before April 29, 2000. Also includes 2,000 shares held by Mr. Port's spouse. Mr. Port disclaims beneficial ownership of all shares held by the Linda and Fred Port Family Foundation.

(12) Includes 96,000 shares issuable upon exercise of options held by Mr. Rosenfield, which are currently exercisable or become exercisable on or before April 29, 2000. Includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield's children and 50 shares held by Mr. Rosenfield's spouse.

(13) Includes 92,000 shares issuable upon exercise of options held by Mr. Schreyer, which are currently exercisable or become exercisable on or before April 29, 2000.

(14) Includes 630,000 shares issuable upon exercise of options held by Mr. Yash, which are currently exercisable or become exercisable on or before April 29, 2000. Also includes 10,000 shares which do not vest and are restricted as to sale or transfer until January 1, 2003.

(15) Includes 3,613,001 shares issuable upon exercise of options held by these individuals, which are currently exercisable or become exercisable on or before April 29, 2000. Also includes 38,500 shares which do not vest and are restricted as to sale or transfer until January 1, 2003.

                              BOARD OF DIRECTORS

NOMINEES FOR ELECTION

   The Board of Directors has determined that the seven directors named below will be nominated for election as directors at the Annual Meeting. Directors of the Company hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Each nominee has consented to being named in the Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected.

   If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

   The nominees for election as directors at the Annual Meeting are set forth below.

                                                                     DIRECTOR
        NAME (1)                  POSITIONS WITH THE COMPANY          SINCE
        --------                  --------------------------         --------
   Ely Callaway           Founder, Chairman, Chief Executive Officer   1982
                           and Director
   William C. Baker       Director                                     1994
   Vernon E. Jordan, Jr.  Director                                     1997
   Yotaro Kobayashi       Director                                     1998
   Aulana L. Peters       Director                                     1996
   Richard L. Rosenfield  Director                                     1994
   Charles J. Yash        President and Director                       1996

--------
(1) William A. Schreyer, who has been a member of the Board since 1994, has notified the Company that for personal reasons he desires to retire from the Board of Directors and therefore declines to stand for re-election. Upon Mr. Schreyer's retirement, the Board of Directors, in accordance with the Company's Bylaws, shall reduce the size of the Board to seven directors. The Company joins the shareholders in thanking Mr. Schreyer for his years of fine service.

   For additional biographical information concerning these nominees, see below "Biographical Information."

COMMITTEES

   The Board of Directors currently has five standing committees, namely the Audit Committee, the Finance Committee, the Compensation and Management Succession Committee, the Stock Option Committee (Employee Plans) and the Stock Option Committee (Non-Employee Plans). The Company does not currently have a separate nominating committee because such functions are performed by the Compensation and Management Succession Committee.

   The Audit Committee currently consists of Mr. Baker (Chairman), Mrs. Peters and Mr. Rosenfield. The committee is responsible for reviewing the Company's annual and interim financial statements, appointing the Company's independent auditors, for reviewing the scope and results of the Company's annual audit, reviewing the Company's accounting procedures, practices, internal controls, and other matters relating to the Company's internal audit department and independent auditors, and reviewing the Company's related party transactions and the Company's procedures and practices regarding legal compliance.

   The Finance Committee currently consists of Mr. Baker (Chairman), Mr. Callaway, Mrs. Peters, Mr. Rosenfield and Mr. Yash. The committee is responsible for reviewing the Company's annual operating budget, business plan and the Company's management strategic business objectives and initiatives, for authorizing the establishment of credit facilities and bank accounts, for evaluating the Company's asset mix, capital structure and strategies, financial projections, plans and arrangements for the Company's financing and for establishing strategic policies related to the financial affairs and economic risk management of the Company.

   The Compensation and Management Succession Committee currently consists of Mr. Rosenfield (Chairman), Mr. Baker, Mr. Jordan, Mrs. Peters and Mr. Schreyer. The committee is responsible for succession planning for the office of the chief executive of the Company. This committee is also responsible for reviewing the performance of the Company's chairman, president and chief executive officer, for reviewing and approving the employment contracts with the Company's officers, for reviewing and approving the compensation plans and policies for the Company's officers, and for determining the amount of any bonuses or incentive awards payable by the Company to its officers. The committee, through an Employee Stock Purchase Plan subcommittee consisting of Messrs. Rosenfield (Chairman), Baker and Schreyer, also administers the Company's employee stock purchase plans.

   The Stock Option Committee (Employee Plans) currently consists of Mr. Rosenfield (Chairman) and Mr. Baker. This committee administers the employee benefit plans of the Company pursuant to which the Company awards stock options to employees, including officers, of the Company.

   The Stock Option Committee (Non-Employee Plans) currently consists of Mr. Callaway as the sole member. This committee administers the Company's Promotion, Marketing and Endorsement Stock Incentive Plan pursuant to which the Company grants stock options to non-employee professional and amateur golf tour players and others that have agreed to endorse or otherwise support the Company's products.

MEETINGS

   The Company's Board of Directors met five times during 1999. During the first half of 1999, the Audit Committee and the Finance Committee were combined as a "Finance and Audit Committee." This joint committee met twice. During the second half of 1999, the Audit Committee met twice as a separate committee. During the earlier part of 1999, the Compensation and Management Succession Committee was comprised of an Executive and Compensation Committee and a CEO Succession Committee. The CEO Succession Committee met two times as a separate committee and the Executive and Compensation Committee met once as a separate committee. The combined Compensation and Management Succession Committee met once. Neither the Stock Option Committee (Employee Plans) or the Stock Option Committee (Non-Employee Plans) met as a committee, but each took action through unanimous written consent as is permitted. Each of the Company's directors attended at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which he or she served during 1999, except that Mr. Kobayashi attended three of the five Board meetings and Mr. Jordan attended three of the five Board meetings and two of the four meetings of the committees on which he served (i.e. the CEO Succession Committee, Executive and Compensation Committee and Compensation and Management Succession Committee). All of the non-employee directors, including Messrs. Jordan and Kobayashi, were available between meetings to advise and consult with management, and all did so. Mr. Jordan was particularly helpful with respect to CEO succession and Mr. Kobayashi was particularly helpful with respect to the Company's Japanese business planning.

COMPENSATION

   In August 1999, the cash and stock compensation paid to directors who are not employees of the Company was reviewed to ensure that such compensation was competitive. The Company retained the consulting services of an independent compensation consulting firm to assist in this review. As a result of the review, the Company increased annual cash compensation paid to non-employee directors from $24,000 to $30,000 starting in 1999, plus reimbursement of expenses. Effective beginning with the November 1999 Board and committee meetings, non-employee directors also began receiving additional cash compensation in the amount of $1,000 per day for each Board meeting attended and additional cash compensation for each committee meeting attended in the amount of $1,000 per day for each regular member of the committee and $1,300 per day for the Chair of the committee. Stock compensation awarded under the Callaway Golf Company Non-Employee Directors Stock Option Plan, which was approved by the shareholders at the Company's 1993 Annual Meeting (the "1993 Plan"), was also modified. It was adjusted to reduce the initial grant given to new non-employee directors from a grant of an option to purchase 80,000 shares to a grant of an option to purchase 20,000 shares. In addition, the bi-annual grant of 8,000 shares was modified to an annual grant of 4,000 shares. Further changes to the stock compensation were deferred pending approval by the shareholders at the 2000 Annual Meeting of the 2001 Non-Employee Directors Stock Option Plan (the "2001 Plan," described further in this Proxy Statement under the heading "Approval of 2001 Non-Employee Directors Stock Option Plan"). Under the 2001 Plan, the annual grant to non-employee directors will be increased from an option grant of 4,000 to 6,000 shares starting in 2001; all other provisions will be substantially the same as the current stock option program, as amended in 1999. With the implementation of the 2001 Plan, the Company will have implemented all recommendations resulting from its August 1999 review of director compensation to complete a compensation package for its non-employee directors which is currently competitive and will allow the Company to attract, motivate and retain high-caliber individuals as directors of the Company. All grants of stock options in 1999 were, and all grants of stock options under the 2001 Plan (if approved) would be, at exercise prices equal to the fair market value of the Company's Common Stock on the date of grant and subject to certain vesting requirements.

   All non-employee directors currently participate in the 1993 Plan. In 1999, Mr. Jordan received an option to purchase 8,000 shares because his grant was made under the 1993 Plan prior to the August amendment. All other non-employee directors received an option to purchase 4,000 shares of the Company's Common Stock. A maximum of 840,000 shares have been authorized for issuance pursuant to stock options granted under the 1993 Plan. As of February 29, 2000, only 60,000 shares remain available for granting additional stock options.

   Non-employee directors of the Company also are entitled to receive the current products of the Company, free of charge, for their own personal use and the use of their immediate family members living at home. In 1999, the wholesale value of products received ranged from zero to approximately $17,500 per non-employee director.

BIOGRAPHICAL INFORMATION

   Ely Callaway. Mr. Callaway, 80, Founder, has served his current term as Chief Executive Officer since October 1998, and also has served as Chairman of the Board of the Company since the Company's formation in 1982. Mr. Callaway also currently serves on the Finance Committee and as Chairman of the Stock Option Committee (Non-Employee Plans). He served as President of the Company from October 1998 until August 1999, as Chief Executive Officer from 1982 to May 1996, and Chief of Advertising, Press and Public Relations from April 1997 to October 1998. From 1974 to 1981, Mr. Callaway founded and operated Callaway Vineyard and Winery in Temecula, California, until it was sold. From 1946 to 1973, Mr. Callaway worked in the textile industry, where he served as a Divisional President of several major divisions of Burlington Industries, Inc., and in 1968 was elected Corporate President and Director of Burlington, which at the time was the world's largest textile company. Prior to 1945, Mr. Callaway served a five-year tour of duty in the U.S. Army Quartermaster Corps. Mr. Callaway is a 1940 graduate of Emory University.

   William C. Baker. Mr. Baker, 66, has served as a Director of the Company since January 1994 and is Chairman of the Finance Committee and the Audit Committee. Mr. Baker has been the President of Meditrust Operating Company since August 1998. He was President and Chief Executive Officer of the Los Angeles Turf Club, Incorporated, a subsidiary of Magna International, Inc., from December 1998 to June 1999. He was Chairman and Chief Executive Officer of The Santa Anita Companies, Inc., a subsidiary of Meditrust Operating Company, from November 1997 to December 1998. Prior to that, he was Chairman of Santa Anita Realty Enterprises, Inc. from April 1996 to November 1997 and Chairman, President and Chief Executive Officer of Santa Anita Operating Company from August 1996 to November 1997. He was President and Chief Operating Officer of Red Robin International, Inc. (a restaurant chain) from May 1993 to May 1995, and Chairman and Chief Executive Officer of Carolina Restaurant Enterprises, Inc. from August 1992 to December 1995. Mr. Baker was the principal shareholder and Chief Executive Officer of Del Taco, Inc. from 1977 until 1988 when that business was sold. He also serves as a director of Meditrust Operating Company and Public Storage, Inc. Mr. Baker received his law degree from the University of Texas in 1957.

   Vernon E. Jordan, Jr. Mr. Jordan, 64, has served as a Director of the Company since July 1997. Mr. Jordan became Senior Managing Director at Lazard Freres & Co., LLC in January 2000. He was a senior partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, having joined the firm in 1982, and has been Of Counsel since January 2000. Currently, Mr. Jordan serves as a member of the Board of Directors of American Express Company, AMFM, Inc., Dow Jones and Company, Inc., J.C. Penney Company, Inc., Revlon Group, Revlon, Inc., Ryder System, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation. Prior to 1982, Mr. Jordan held the following positions: President and Chief Executive Officer of the National Urban League; Executive Director of the United Negro College Fund; Director of the Voter Education Project of the Southern Regional Council; Attorney-Consultant, U.S. Office of Economic Opportunity; Assistant to the Executive Director of the Southern Regional Council; Georgia Field Director of the National Association for the Advancement of Colored People; and an attorney in private practice in Arkansas and Georgia. In addition, Mr. Jordan also served as the Chairman of the Clinton Presidential Transition Team in 1992. Mr. Jordan is a 1957 graduate of DePaul University and received his J.D. from the Howard University Law School in 1960.

   Yotaro Kobayashi. Mr. Kobayashi, 66, has served as a Director of the Company since June, 1998. He is Chairman of the Board of Fuji Xerox Co., Ltd. Mr. Kobayashi joined Fuji Photo Film Co., Ltd. in 1958, was assigned to Fuji Xerox Co., Ltd. in 1963, named President and Chief Executive Officer in 1978 and Chairman and Chief Executive Officer in 1992. Mr. Kobayashi is a director of Xerox Corporation, ABB Ltd. and Nippon Telegraph and Telephone Corporation
(NTT). He holds positions as Chairman of The Aspen Institute Japan and Keizai Doyukai (Japan Association of Corporate Executives), Japanese Chairman of the Trilateral Commission, and Vice Chairman of the International University of Japan. He also is on the Advisory Boards of both Booz Allen and Hamilton and the Council on Foreign Relations and is on the International Council of JP Morgan. In addition, Mr. Kobayashi serves on the Board of Trustees of both the University of Pennsylvania and Keio

University. He is a 1956 graduate of Keio University and received his MBA from The Wharton School of the University of Pennsylvania in 1958.

   Aulana L. Peters. Mrs. Peters, 58, has served as a Director of the Company since July 1996. She has been a partner with the law firm of Gibson, Dunn & Crutcher since 1980 in Los Angeles, having joined Gibson, Dunn & Crutcher as an associate in 1973. From June 1984 through July 1988, Mrs. Peters was a Commissioner with the Securities and Exchange Commission. Currently, Mrs. Peters serves as a member of the Board of Directors of Merrill Lynch Co., Inc., Minnesota Mining & Manufacturing Company (3M), and Northrop Grumman Corporation. Mrs. Peters has served as a member of the Board of Directors of the New York Stock Exchange and is currently a member of the New York Stock Exchange's Market Regulatory Advisory Committee. Mrs. Peters is a member of the Steering Committee for the Financial Accounting Standards Board Project on Financial Reporting and is a member of the Public Oversight Board Panel on Audit Effectiveness. Mrs. Peters earned a J.D. from the University of Southern California Law Center in 1973, and a B.A. in Philosophy from the College of New Rochelle in 1963.

   Richard L. Rosenfield. Mr. Rosenfield, 54, has served as a Director of the Company since April 1994. He is Chairman of the Compensation and Management Succession Committee and the Stock Option Committee (Employee Plans). He is co-Founder and co-Chairman of the Board of California Pizza Kitchen, Inc. (a gourmet pizza restaurant chain, founded in 1985). From 1973 to 1985, Mr. Rosenfield was a principal and partner of the Law Firm of Flax and Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, he served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law.

   Charles J. Yash. Mr. Yash, 51, has served as a Director of the Company since July 1996 and President of the Company since August 1999. Mr. Yash was Senior Executive Vice President of the Company from February 1999 to August 1999 and Executive Vice President from February 1998 to February 1999. He has also served as President and Chief Executive Officer of Callaway Golf Ball Company, a wholly-owned subsidiary of the Company, since June 1996. From 1992 to June 1996, Mr. Yash was President and Chief Executive Officer and a Director of Taylor Made Golf Company. From 1979 to 1992, Mr. Yash was employed in various marketing positions with the golf products division of Spalding Sports Worldwide, including Corporate Vice President and General Manager-Golf Products, from 1988 to 1992. From 1970 to 1975, Mr. Yash served in the United States Navy in various positions. Mr. Yash completed the Advanced Executive Program at the University of Massachusetts in 1982, received his M.B.A. in 1977 from Harvard Business School and graduated with a Bachelor of Science degree from the U.S. Naval Academy in 1970.

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

   The following table shows the compensation paid by the Company to its Chief Executive Officer and the other four most highly compensated executive officers of the Company for the years indicated.*

                                                                                             LONG TERM
                                           ANNUAL COMPENSATION                          COMPENSATION AWARDS
                             ---------------------------------------------------- ---------------------------
    NAME AND                                                                         RESTRICTED
    PRINCIPAL                                                     OTHER ANNUAL            STOCK                         ALL OTHER
    POSITION            YEAR  SALARY ($)(1)    BONUS ($)    COMPENSATION ($)(2)   AWARDS ($)(3)   OPTIONS (#)  COMPENSATION ($)(4)
   ---------            ----  -------------    ---------    -------------------   -------------   -----------  -------------------
Ely Callaway            1999    $820,677       $500,000            $45,687(5)           --        100,000         $16,000(6)
 Chairman               1998    $805,162            --             $35,400(5)           --        150,000         $11,700
 and CEO                1997    $806,114       $150,000            $40,108(5)      $310,000       150,000         $ 9,500

Charles J. Yash         1999    $581,753       $250,000            $   700              --        100,000         $25,317(8)
 President(7)           1998    $500,000(9)         --             $ 1,380              --        150,000         $20,692
                        1997    $500,004(9)    $200,000(9)         $ 1,603         $310,000           --          $12,400

Richard C. Helmstetter  1999    $600,000       $180,000            $84,569(10)          --        100,000         $20,929(11)
 Sr. Exec. Vice         1998    $600,004            --             $22,753              --        250,000         $11,648
 Pres., Chief           1997    $408,677       $400,000            $ 7,470              --            --          $13,724
 of New Golf
 Club Products

Bruce A.
 Parker(12)             1999    $600,000       $180,000            $67,891(13)          --        100,000         $17,749(14)
 Sr. Exec. Vice         1998    $621,107(9)         --             $21,187              --        150,000         $13,449
 Pres., U.S.            1997    $619,039(9)    $240,000(9)         $10,222         $310,000           --          $ 9,994
  Sales,
 and Chief
  Merchant

Frederick R.
 Port(15)               1999    $572,508       $155,322            $82,716(16)          --        100,000          $26,274(17)
 Sr. Exec. Vice         1998    $550,008            --             $14,039(16)          --        150,000          $21,370
 Pres.,                 1997    $550,008       $220,000(9)         $25,601(16)     $310,000           --           $20,024
  International
 Sales

-------
  * Certain prior period amounts have been reclassified to conform with the current presentation.

 (1) Represents base salary including base salary paid for any accrued but unused vacation hours.

 (2) Includes perquisites and other personal benefits such as personal use of Company assets and other services paid by the Company for the benefit of these named executive officers.

 (3) In respect of individual officer performances in 1997, the Company's Stock Option Committee (Employee Plans) made grants of restricted shares of the Company's Common Stock on February 19, 1998 to the following named executive officers: Mr. Callaway, 10,000 shares; Mr. Yash, 10,000 shares, Mr. Parker, 10,000 shares and Mr. Port 10,000 shares. These restricted shares do not vest until January 1, 2003, except that Mr. Port's shares will not vest as they were cancelled upon the termination of his employment on February 20, 2000. The closing price of the Company's Common Stock on the New York Stock Exchange on the grant date was $31.00 per share. All such shares may be voted and shall be entitled to dividends, if any, during the restricted period. As of December 31, 1999, each of Messrs. Callaway, Yash, Parker and Port still held 10,000 shares of such Restricted Stock. The value of these shares for each of Messrs. Callaway, Yash, Parker and Port at December 31, 1999 was $176,875. The closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1999 was $17.6875.

 (4) Except as otherwise noted, includes Company contributions under the Company's 401(k) Profit Sharing Plan and the dollar value of insurance premiums paid by the Company for the benefit of these named executive officers.

 (5) Includes the payment of a special expense allowance of $35,000.

 (6) Represents Company contributions under the Company's 401(k) Profit Sharing Plan.

 (7) Mr. Yash became President on August 17, 1999. Prior to that he served as the Company's Senior Executive Vice President, Golf Balls.

 (8) Represents Company contributions under the Company's 401(k) Profit Sharing Plan of $16,000 and insurance premiums paid by the Company of $9,317.

 (9) Includes amounts which were deferred pursuant to the Company's Executive Deferred Compensation Plan. The amounts of these deferrals, at the election of the applicable named executive officers, totaled as follows:
     $25,000 in 1998 and $120,000 in 1997 for Mr. Yash, $36,000 in 1998 and
     $76,000 in 1997 for Mr. Parker, and $216,810 in 1997 for Mr. Port.

(10) Includes personal use of Company assets of $82,569.

(11) Represents Company contributions under the Company's 401(k) Profit Sharing Plan of $16,000 and insurance premiums paid by the Company of $4,929.

(12) Mr. Parker resigned effective December 31, 1999 from his position as Senior Executive Vice President, U.S. Sales and Chief Merchant. Mr. Parker is currently serving as an Ambassador for the Company. See "Employment Agreements and Termination of Employment Agreements."

(13) Includes personal use of Company assets of $66,320.

(14) Represents contributions under the Company's 401(k) Profit Sharing Plan of $16,000 and insurance premiums paid by the Company of $1,749.

(15) Mr. Port resigned effective December 31, 1999 from his position as Senior Executive Vice President, International Sales. See "Employment Agreements and Termination of Employment Agreements."

(16) Includes payment of special expense allowance of $30,000 for 1999, $10,000 for 1998 and $20,000 for 1997. Includes personal use of Company assets of $33,817 in 1999.

(17) Represents contributions under the Company's 401(k) Profit Sharing Plan of $16,000 and insurance premiums paid by the Company of $10,274.

OPTION GRANTS IN 1999

   The following table provides information on stock option grants in 1999 to the named executive officers.

                           NUMBER OF       % OF TOTAL
                           SECURITIES       OPTIONS
                           UNDERLYING      GRANTED TO       EXERCISE                    GRANT DATE
                            OPTIONS        EMPLOYEES         OR BASE      EXPIRATION     PRESENT
NAME                    GRANTED (#)(1)   IN FISCAL YEAR  PRICE ($/SH)(2)    DATE(3)     VALUE ($)(4)
----                    ---------------- --------------  ---------------  ----------    ------------
Ely Callaway                100,000           2.5%          $10.6875       2/17/04       $361,979
Charles J. Yash             100,000           2.5%          $10.6875       2/17/04       $361,979
Richard C. Helmstetter      100,000           2.5%          $10.6875       2/17/04       $361,979
Bruce A. Parker             100,000           2.5%          $10.6875       2/17/04       $361,979
Frederick R. Port           100,000           2.5%          $10.6875       2/20/01       $288,817

--------
(1) These options vested in installments of 50,000 options each on February 17, 1999 and December 31, 1999.

(2) The exercise price of these options equaled the market value of the underlying securities on the date of grant based upon the closing price of the Company's Common Stock as reported on the New York Stock Exchange on the date of grant.

(3) These vested options expire on the earlier of (i) one-year from the date the named executive officer ceases to be an employee of the Company for any reason including death or (ii) February 17, 2004, except that the options granted to Mr. Port in 1999 expire on February 20, 2001, one year after he ceased to be an employee of the Company.

(4) These options were valued as of the date of grant based on the Black-Scholes option pricing model using the following assumptions: (a) expected volatility of 45.6%; (b) risk-free interest rates of 4.62%-4.70%; (c) expected dividend yield of 1.4%; and (d) expected terms of 2.0-3.22 years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Additionally, the Black-Scholes option valuation model, which utilizes highly subjective assumptions, was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, the valuations above do not necessarily provide a reliable single measure of the fair value of the option grants listed above.

1999 OPTION EXERCISES AND YEAR-END VALUES

   The following table provides information on options exercised by the executive officers named in the Summary Compensation Table during 1999 and unexercised options held by such persons at December 31, 1999.

                        OPTION EXERCISES DURING
                                 1999                      UNEXERCISED OPTIONS HELD AT DECEMBER 31, 1999
                        ----------------------- -------------------------------------------------------------------
                                                        EXERCISABLE                      UNEXERCISABLE
                          SHARES                --------------------------- ---------------------------------------
                        ACQUIRED ON    VALUE    NUMBER OF     VALUE AT        YEAR       NUMBER OF     VALUE AT
    NAME                EXERCISE(#) REALIZED($) SHARES(#)  12/31/99 ($)(1)  EXERCISABLE  SHARES(#)  12/31/99 ($)(2)
    ----                ----------- ----------- ---------  ---------------  -----------  ---------  -----------------
Ely Callaway                  --           --    280,000     $  700,000        2000       30,000         --
                                                                               2001       30,000         --
                                                                               2002       30,000         --
                                                                               2003       30,000         --

Charles J. Yash               --           --    550,000     $  700,000        2000      130,000         --
                                                                               2001       30,000         --
                                                                               2002       30,000         --
                                                                               2003       30,000         --

Richard C. Helmstetter    130,000   $1,847,447   720,000     $8,369,688        2000       50,000         --
                                                                               2001       75,000         --
                                                                               2002      100,000         --

Bruce A. Parker           100,000   $1,375,000   330,000     $2,164,375        2000       30,000         --
                                                                               2001       30,000         --
                                                                               2002       30,000         --
                                                                               2003       30,000         --

Frederick R. Port             --           --    330,000     $  700,000        2000      220,000         --

-------
(1) Represents the spread between aggregate exercise price and assumed aggregate market value using the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1999 ($17.6875).

(2) The exercise price of each of the options represented in this column is greater than the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 1999, and therefore they are deemed to be without value for purposes of this table.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

   Mr. Callaway. Since Mr. Callaway's prior employment contract with the Company was due to expire on December 31, 1999, the Company and Mr. Callaway amended the contract to extend its term through March 31, 2000. In the meantime, the Company and Mr. Callaway are in negotiations regarding a new employment agreement that, once executed, will be effective January 1, 2000. It is anticipated that the initial term of the new employment agreement will continue through December 31, 2002, subject to automatic one-year extensions unless terminated in accordance with the terms of the agreement. Mr. Callaway shall serve as Chairman of the Board and Chief Executive Officer until such time as he chooses to retire. Upon his retirement as Chief Executive Officer, which is expected to occur on or before January 1, 2001, Mr. Callaway shall serve as Founder and Chief Executive Officer Emeritus. His duties shall be the usual and customary duties of the offices in which he serves and he shall report to the Board of Directors. The new agreement will require Mr. Callaway to devote his full productive time and best efforts to the Company while he is serving as Chief Executive Officer and as much time as is required while serving as Founder and Chief Executive Officer Emeritus. The new agreement will also require Mr. Callaway to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company any inventions and innovations he develops during the term of his employment with the Company. Mr. Callaway will be entitled to an annual base salary of $780,000 until such time as he retires as Chief Executive Officer. As Founder and Chief Executive Officer Emeritus, Mr. Callaway will receive an annual base salary of $500,000. Mr. Callaway will also have the opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Callaway will also be entitled to certain other perquisites and benefits, including premium travel arrangements (including chartered air travel), golf club membership privileges, office equipment and support, and participation in the Company's health and welfare plans and compensation and retirement plans, except that Mr. Callaway shall not receive any vacation benefits. In addition, beginning January 1, 2001, and each year thereafter while the agreement is in effect, Mr. Callaway shall receive an option to purchase at least 100,000 shares of the Company's Common Stock having an exercise price equal to the fair market value of the Common Stock on the date of grant. The agreement will also provide that if Mr. Callaway's employment is terminated by the Company for convenience or by Mr. Callaway because of a material breach of the agreement by the Company, then he shall receive certain severance benefits equal to the continuation of his salary for the remainder of the initial term of his agreement or eighteen months, whichever is greater, the immediate vesting of all unvested stock options held by Mr. Callaway at the date of termination, and payment of certain COBRA benefits. While it is currently expected that there will not be a significant change in the major terms of Mr. Callaway's new employment agreement prior to execution, no agreement is final until execution and it is possible that there could be significant changes or that the parties could even fail to reach agreement at all. For Mr. Callaway's rights upon a change in control, see below "Change in Control Arrangements."

   Mr. Yash. On August 17, 1999, the Company announced the promotion of Mr. Yash to President of the Company and named him as the successor to Mr. Callaway as Chief Executive Officer upon Mr. Callaway's retirement from that position. In light of Mr. Yash's increased responsibilities as President and in anticipation of his new role as Chief Executive Officer, the Company and Mr. Yash entered into a new employment agreement, effective January 1, 2000. The initial term of the agreement will continue through December 31, 2002, subject to automatic one-year extensions unless terminated in accordance with the terms of the agreement. Mr. Yash shall serve as President of the Company and President and Chief Executive Officer of Callaway Golf Ball Company. Upon Mr. Callaway's retirement as Chief Executive Officer of the Company, which is expected to occur on or before

January 1, 2001, Mr. Yash will become Chief Executive Officer. His duties shall be the usual and customary duties of the offices in which he serves and he shall report to Mr. Callaway until Mr. Callaway retires, and thereafter to the Board of Directors. The agreement requires Mr. Yash to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Yash to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company any inventions and innovations he develops during the term of his employment with the Company. Mr. Yash will be entitled to an annual base salary of $700,000 until such time as he becomes Chief Executive Officer. As Chief Executive Officer, Mr. Yash will receive an annual base salary of $800,000. Mr. Yash shall also have the opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Yash also shall be entitled to certain other perquisites and benefits, including paid vacation, golf club membership privileges and participation in the Company's health and welfare plans and compensation and retirement plans. In addition, beginning January 1, 2001, and each year thereafter while the agreement is in effect, Mr. Yash shall receive an option to purchase at least 200,000 shares of the Company's Common Stock having an exercise price equal to the fair market value of the Common Stock on the date of grant. The agreement also provides that if Mr. Yash's employment is terminated by the Company for convenience or by Mr. Yash because of a material breach of the agreement by the Company, then he shall receive certain severance benefits equal to the continuation of his salary for the remainder of the initial term of his agreement or eighteen months, whichever is greater, the immediate vesting of all unvested stock options held by Mr. Yash at the date of termination, and payment of certain COBRA benefits. For Mr. Yash's rights upon a change in control, see below "Change in Control Arrangements."

   Mr. Helmstetter. The Company has an employment agreement with Mr. Helmstetter for a term currently scheduled to continue through December 31, 2002, subject to certain automatic one-year extensions unless terminated at the discretion of the parties. Mr. Helmstetter shall serve as Senior Executive Vice President, Chief of New Golf Club Products. The agreement requires Mr. Helmstetter to devote his full productive time and best efforts to the Company during the term of the agreement. The agreement also requires Mr. Helmstetter to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Helmstetter is entitled to receive an annual salary of $600,000 (subject to increase at the discretion of the Company) and an opportunity to receive a bonus based upon participation in the officer bonus plan, all such bonuses currently being at the discretion of the Board of Directors. Mr. Helmstetter is also entitled to certain other perquisites and benefits, including paid vacation, golf club membership privileges, and participation in the Company's health and welfare plans and compensation and retirement plans. In addition, in connection with his employment agreement, Mr. Helmstetter received a grant in February 1998 of options to purchase 250,000 shares of the Company's Common Stock at an exercise price of $31.00 per share, of which options to purchase 75,000 shares have vested. Subject to Mr. Helmstetter's continued employment as an employee or a consultant of the Company, options for the remaining 175,00 shares will vest in increments of 75,000 and 100,000 shares on January 1, 2001 and 2002, respectively. The agreement provides that if Mr. Helmstetter's employment is terminated by the Company for convenience or by Mr. Helmstetter for substantial cause (i.e. because of a material breach by the Company or a diminishment of his responsibilities), he will be entitled to receive severance benefits, including the continued payment of his full base salary, non-discretionary bonuses, if any, certain benefits and perquisites and the immediate vesting of all unvested stock options. The continued payment of base salary and non-discretionary bonuses shall continue until December 31, 2000 if the termination is by the Company for convenience or for the remainder of the term of the agreement if the termination is by Mr. Helmstetter for substantial cause. In addition, if the agreement expires by its terms or is terminated for convenience by either the Company or Mr. Helmstetter, Mr. Helmstetter will become an exclusive consultant to the Company pursuant to a separate 10-year consulting agreement, at an annual compensation equal to one-half of Mr. Helmstetter's base salary in effect in the final year of the employment agreement. Under the employment agreement, Mr. Helmstetter also has assigned perpetually to the Company all of his rights and title to the commercial use of his name, likeness, image, character, identity and signature. If the employment agreement expires or terminates prior to December 31, 2012 because
(i) the Company has elected to discontinue the automatic one-year extensions of the agreement, (ii) the Company has terminated the agreement for convenience or (iii) Mr. Helmstetter has terminated the agreement for substantial cause, then as additional consideration for the assignment of such rights, Mr. Helmstetter will be entitled to receive the difference between the severance payments otherwise due under the employment agreement and the base salary and non-discretionary bonuses Mr. Helmstetter would have received under the employment agreement through December 31, 2012. In lieu of these payments, the Company may elect to return to Mr. Helmstetter these commercial use rights. For Mr. Helmstetter's rights upon a change in control, see below "Change in Control Arrangements."

   Mr. Parker. On December 31, 1999, upon the expiration of his employment agreement with the Company, Mr. Parker resigned as a director and as Senior Executive Vice President, U.S. Sales and Chief Merchant. During the fifteen years in which Mr. Parker was the Company's chief merchant, the Company sold over $3.7 billion worth of golf clubs and accessories. The Company wanted to assure that it would continue to receive the exclusive benefit of Mr. Parker's considerable expertise in the golf industry and therefore, effective January 1, 2000, the Company and Mr. Parker entered into a new employment agreement pursuant to which Mr. Parker will serve as the Company's Ambassador. As Ambassador, Mr. Parker shall perform such duties as the President of the Company shall from time to time assign to him. The term of the new employment agreement is from January 1, 2000 through December 31, 2003. The new agreement requires Mr. Parker to devote his best efforts to the performance of his duties, to refrain from competing with the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company, and to disclose and assign to the Company all inventions and innovations he develops during the term of his employment with the Company. In exchange, Mr. Parker is entitled to receive an annual base salary of $400,000 for years 2000 and 2001, and $300,000 for years 2002 and 2003. Mr. Parker will also receive per diem compensation at the rate of $5,000 for each day he performs services for the Company at the Company's request. Mr. Parker is guaranteed to receive at least $600,000 in per diem compensation over the 4-year term of the agreement even if the Company does not require his services for an equivalent number of days. Mr. Parker is also entitled to certain other perquisites and benefits such as golf equipment, premium travel arrangements (including chartered air travel), the use of office equipment in his home and participation in the Company's health and welfare plans and compensation and retirement plans. In addition, Mr. Parker received a grant in January 2000 of options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $13.0625 per share (the then-current market price). Subject to Mr. Parker's continued employment with the Company, these options vest as follows: 20,000 on December 31, 2000, 20,000 on December 31, 2001, 20,000 on December 31, 2002 and 40,000
on December 31, 2003. The agreement also provides that if Mr. Parker terminates the employment agreement because of a material breach of the agreement by the Company, then he shall receive certain severance benefits equal to the continuation of his base salary for the remainder of the contract term, a lump sum payment of any unpaid portion of the guaranteed per diem compensation, the immediate vesting of all unused stock options that would have vested prior to the scheduled expiration of the agreement and payment of certain COBRA benefits.

   Mr. Port. Effective November 23, 1999, Mr. Port resigned from the Company's Board of Directors and effective December 31, 1999, Mr. Port resigned from his position as Senior Executive Vice President, International Sales. Under the terms of various agreements between Mr. Port and the Company, Mr. Port is entitled to severance in the amount of $1,200,000, payable in twenty-four equal monthly payments of $50,000 beginning March 2000 and ending February 2002, and certain health, welfare and life insurance benefits through February 20, 2002. Also, under the terms of various agreements between the Company and Mr. Port, the Company vested all unvested options previously granted to Mr. Port. In addition to the foregoing, in consideration of Mr. Port assisting in the smooth transition of his responsibilities, and in consideration of Mr. Port granting a general release to the Company, the Company paid Mr. Port his pro rata share of the officer bonus pool for 1999 and extended the expiration dates on certain of his options which had exercise prices above the then-current market price. So long as Mr. Port is being paid such benefits, Mr. Port may not compete with the Company.

CHANGE IN CONTROL ARRANGEMENTS

   To better assure that they would continue to provide independent leadership consistent with the Company's best interests in the event of an actual or threatened change in control of the Company, the Company's employment agreements with its officers, including Messrs. Callaway, Yash and Helmstetter, provide certain protections in the event of a change in control. A "change in control" of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company. If a change in control occurs before the termination of Mr. Callaway's or Mr. Yash's employment agreement, then the unexpired employment agreement will be automatically extended such that the initial term of the agreement shall be deemed to be for three years commencing on the date of the change in control. In addition, if within one year following a change in control there is a termination event with respect to Messrs. Callaway, Yash or Helmstetter, then such affected executive officer shall be deemed to be terminated for the Company's convenience and shall be entitled to the severance benefits to which he is entitled for a termination by the Company for convenience as described above under "Employment Agreements and Termination of Employment Arrangements." A "termination event" means the occurrence of any of the following: (a) the termination or material breach of the employment agreement by the Company or its successor; (b) failure by the successor company to assume the employment agreement; (c) any material diminishment in the position or duties of the executive officer; (d) any reduction in compensation or benefits; or (e) any requirement that the executive officer relocate his or her principal residence.

   In addition, the terms governing the stock options granted to each of the named executive officers provide for the immediate vesting of options immediately prior to a change in control (as described above). In addition, the Company has entered into tax indemnification agreements with all officers, including the named executive officers, to provide for payment by the Company of amounts sufficient to offset any "excess parachute payment" excise tax payable pursuant to the provisions of the Internal Revenue Code or any comparable provisions of state law. The Company's 401(k) plan also provides for full vesting of all participant accounts immediately prior to a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   In the early part of 1999, the Company's executive officer compensation matters were handled by an Executive and Compensation Committee. Mr. Callaway was chairman of that committee. At no time though did Mr. Callaway vote or make decisions related to his own compensation. Further, his participation in the committee was monitored with the assistance of the Company's outside and inside counsel to assure that his participation was legally appropriate. The Executive and Compensation Committee no longer exists. The Company's executive officer compensation matters are currently handled by a new Compensation and Management Succession Committee consisting of the following non-employee directors: Messrs. Rosenfield (Chairman), Baker, Jordan and Schreyer and Mrs. Peters. Mr. Callaway is not a member of this new committee.

   Mrs. Peters is a partner with the law firm of Gibson, Dunn & Crutcher. The Company retained the law firm of Gibson, Dunn & Crutcher to provide legal services to the Company during 1999, and anticipates that it will retain Gibson, Dunn & Crutcher to provide legal services in 2000 as well. Mrs. Peters does not participate in decisions relating to compensation which is intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code; decisions relating to the setting of targets or certifying the attainment of targets under performance-based compensation plans; or decisions relating to the approval or grant of stock awards intended to be exempt under
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder. See "Certain Transactions" below for a description of certain transactions in which Mr. Callaway had a direct or indirect interest.

             EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE AND THE STOCK OPTION
             COMMITTEE (EMPLOYEE PLANS) OF THE BOARD OF DIRECTORS

   The Company's compensation programs are designed to attract, retain, motivate and appropriately reward top executives. The Company and its Founder and Chairman, Ely Callaway, have followed a practice of linking executive compensation to individual levels of responsibility as well as the performance of the Company as a whole. In addition, it has been the Company's practice to provide significant stock-based executive compensation. It is believed that these practices tend to encourage the creation of shareholder wealth by properly attracting and motivating top management, and aligning the interests of management with those of shareholders. This practice is evident not only in the compensation paid to the top executives discussed in this report, but also in the overall compensation structure of Callaway Golf.

THE COMMITTEES

   The Compensation and Management Succession Committee of the Board of Directors (the "Compensation Committee") currently consists of five non-employee, non-management directors. See "Board of Directors--Committees." The Compensation Committee is responsible, among other things, for setting and administering the annual salary and bonus compensation of the Company's executive officers, including the executive officers named in the foregoing Summary Compensation Table. The Stock Option Committee (Employee Plans) currently consists of two non-employee, non-management directors (the "Option Committee"), each of whom is also a member of the Compensation Committee. See "Board of Directors--Committees of the Board." The Option Committee is responsible, among other things, for setting and administering the long-term incentive compensation of, including stock option grants to, the Company's executive officers, including the executive officers named in the foregoing Summary Compensation Table.

1999 COMPANY PERFORMANCE

   In 1999, as planned, the Company successfully completed its previously announced restructuring program. Management met its announced goal of significantly improving profitability. Net income increased to $55.3 million for 1999 compared to a net loss of $26.6 million in 1998, when earnings were negatively affected by significant one-time restructuring and other charges. This result was achieved by divesting or closing the Company's non-core business activities and focusing on the Company's core businesses, golf clubs and golf balls. Total operating expenses as a percentage of net sales improved each quarter and for the year. The Company finished the year with over $100 million in cash and essentially no debt or other financial commitments except for a $50.0 million operating lease on golf ball equipment.

   Total net sales in 1999 were approximately $714.5 million despite a relatively soft market in the U.S. and other key countries, and the Callaway Golf(R) and Odyssey Golf(R) brands remained number one in the worldwide markets for woods, irons and putters. At the end of 1999, net inventories were down $51.3 million. Based on its turnaround in 1999, the Company was well positioned to begin the year 2000 with the launch of its new golf ball business and the direct selling of Callaway Golf(R) products in Japan through the Company's wholly-owned subsidiary. The Company was also well positioned to begin the year 2000 with the introduction of several new products including the new Steelhead Plus(TM) Stainless Steel Metal Woods, Steelhead(TM) X-14(TM) Stainless Steel Irons and Odyssey(R) White Hot(TM) Putters.

   In short, it was the opinion of the Committee that management had achieved excellent results in a tough environment.

1999 EXECUTIVE COMPENSATION

   Consistent with the Company's historical practice, executive compensation in 1999 was tied to responsibility, Company performance, and stock-based incentives. The three key elements of executive compensation were a base salary, a discretionary bonus and an award of stock options. The executive officers are also eligible to participate in the Company's employee benefit plans, including health and welfare, deferred compensation and retirement plans.

1999 BASE SALARIES

   Executive officer base salaries were increased in 1999 over 1998 amounts only where an officer met one of the following criteria: (1) the officer's base salary was below an equitable level given the officer's role and performance, (2) the officer's responsibility had been increased, or (3) the officer's employment agreement required an increase. Total executive officer base salaries increased in the aggregate only 7.9% over 1998.

   Mr. Yash and Mr. Port were the only named executive officers to receive a salary increase in 1999. Mr. Yash's base salary was increased from an annual salary of $500,000 to an annual salary of $600,000, effective April 1, 1999. The salary increase was specified by the original terms of the employment agreement Mr. Yash entered into when he joined the Company in 1996 (see section entitled "Employment Agreements and Termination of Employment Agreements--Mr. Yash" in this Proxy Statement). In August 1999, Mr. Yash was promoted to President of Callaway Golf Company, in addition to his position as President and Chief Executive Officer of Callaway Golf Ball Company, and was also named as the successor to the position of Chief Executive Officer of the Company upon Mr. Callaway's retirement from that position. However, his base salary was not increased further. Mr. Port's base salary was increased from $550,000 annually to $580,000 annually, effective April 1, 1999, in recognition of the growth in the Company's international operations and the resulting increase in responsibilities.

1999 OFFICER BONUSES

   Individual officer bonus amounts (excluding Mr. Callaway's and Mr. Yash's) were determined based upon Mr. Callaway's and Mr. Yash's views of an officer's responsibility and individual contribution to the Company's performance and various other factors considered significant by them in their discretion, subject to final approval of the bonus amounts by the Compensation Committee. Mr. Callaway's and Mr. Yash's discretionary bonuses were determined and fixed in the Compensation Committee's discretion, without participation by Mr. Callaway or Mr. Yash in their respective bonus decisions, based upon the Compensation Committee's view of their individual contribution and various other factors considered significant by the Compensation Committee. Mr. Callaway, in particular, was paid a significant bonus ($500,000) in light of his exceptional leadership throughout this transition year. Both Mr. Callaway and Mr. Yash undertook new duties in 1999 without any increase in pay for such additional duties, and that factor was also considered by the Compensation Committee in setting their bonuses. Mr. Port's bonus amount was fixed as part of his severance.

   As a percentage of aggregate base salaries, the bonuses paid to executive officers (excluding Mr. Callaway), for 1999 were 31%, as compared to 0% for 1998, 48% for 1997, 128% for 1996 and

127% for 1995. Bonus amounts paid to named executive officers are set forth under the section "COMPENSATION OF EXECUTIVE OFFICERS--Summary Compensation Table" in this Proxy Statement.

   As in 1998, no non-discretionary bonuses were paid to executive officers.

1999 STOCK OPTION AWARDS

   The Option Committee determined that significant option grants were needed in 1999 for management retention purposes and to help align the restructured management team with shareholder interests in accordance with the Company's long-standing philosophy. Previous grants of options, including the large grants made in February 1998, had lost much of their value and, in the Compensation Committee's and Option Committee's view, would not be effective tools to retain and motivate executives going forward. Executive officers of the Company were granted options based on their level of responsibility for the Company's short- and long-term profitability, growth and return to shareholders. The named executive officers were each granted 100,000 options in February 1999 at an exercise price fixed at the then-current market price of $10.6875. See section entitled "COMPENSATION OF EXECUTIVE OFFICERS--Option Grants in 1999" in this Proxy Statement.

CEO COMPENSATION

   It should be noted that in 1998, at the request of the Board, Mr. Callaway agreed to return to the roles of Chief Executive Officer and, until Mr. Yash was promoted in August 1999, President of the Company. Even though he assumed those additional responsibilities, at Mr. Callaway's request, he did not receive an increase in his base salary. Mr. Callaway's bonus for 1999, which was significant, was given in recognition of his success in guiding the Company through an important year, as well as his willingness to do so without any guarantee of increased compensation. The Compensation Committee feels that Mr. Callaway's leadership in 1999, like his leadership during the earlier years of the Company, was critically important.

COMPANY POLICY REGARDING SECTION 162(M) OF THE INTERNAL REVENUE CODE

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1.0 million paid for any fiscal year to the corporation's chief executive officer and the four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. Although the Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation, compensation may be paid which is not deductible in circumstances where sound management of the Company so requires. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

   Some compensation paid to Mr. Callaway in 1999 did not qualify for deductibility. However, the Company believes that such a result was in the best interests of the Company and the effect of paying non-qualifying compensation was not of material significance to the Company in 1999.

SUMMARY

   In 1999 the Compensation Committee limited any increases in base salaries to emphasize the need for management to return the Company to profitability. With the successful achievement of that goal the Compensation Committee awarded bonuses to executive officers for 1999--something that was not done in 1998. It is the opinion of the Compensation and the Option Committees that the Company's executive compensation in 1999 continued to achieve the Board's long-standing policy that executive officer compensation be tied to Company performance and shareholder interests.

   Additional information concerning the salary, bonus, and stock awards for the Company's most highly compensated executive officers can be found in the tables appearing under the section entitled "COMPENSATION OF EXECUTIVE OFFICERS" in this Proxy Statement.

   Information contained in this report regarding past performance of the Company should under no circumstances be construed as a prediction, forecast, or projection by the Company of future results, and no assurance can be given that the Company will or will not achieve or maintain any particular performance level.

THE COMPENSATION AND                              STOCK OPTION COMMITTEE
MANAGEMENT SUCCESSION COMMITTEE                   (EMPLOYEE PLANS)
 Richard L. Rosenfield, Chairman                  Richard L. Rosenfield, Chairman
 William C. Baker                                 William C. Baker
 Vernon E. Jordan, Jr.
 Aulana L. Peters
 William A. Schreyer

                               PERFORMANCE GRAPH

   The following chart presents a comparison of the cumulative total shareholder return since December 31, 1994 of the Company's Common Stock, the Standard & Poors 500 Index and the Standard & Poors 400 Midcap Index. The graph assumes an initial investment of $100 at December 31, 1994 and reinvestment of all dividends.

          TOTAL CUMULATIVE SHAREHOLDER RETURN SINCE DECEMBER 31, 1994


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG CALLAWAY GOLF, S&P 500 INDEX AND S&P 400 MIDCAP
                          PERFORMANCE GRAPH APPEARS HERE

Measurement Period             CALLAWAY          S&P           S&P
(Fiscal Year Covered)          GOLF              500 INDEX     400 MIDCAP
---------------------          ----------        ---------     ----------
Measurement Pt-1994          $100              $100          $100
FYE     1995                 $138.457          $137.580      $130.950
FYE     1996                 $177.504          $169.170      $156.120
FYE     1997                 $177.844          $225.610      $206.450
FYE     1998                  $64.915          $290.090      $245.870
FYE     1999                 $114.452          $351.130      $282.010

     The Callaway Golf Company index is based upon the closing price of Callaway Golf Company Common Stock at December 31, 1994, of $16.56 and closing prices on December 31, 1995, 1996, 1997, 1998 and 1999 of $22.63, $28.75, $28.56, $10.25
and $17.69, respectively. Prices have been adjusted for all stock splits.

           APPROVAL OF 2001 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

GENERAL

   On February 18, 2000, the Board of Directors authorized the adoption, subject to shareholder approval, of the Callaway Golf Company 2001 Non-Employee Directors Stock Option Plan (the "2001 Plan"). A total of 500,000 shares of Common Stock would be reserved under the 2001 Plan for issuance upon the exercise of stock options granted or to be granted under the plan. The Company would use the 2001 Plan to promote the interests of the Company and its shareholders by using investment interests in the Company to attract and retain highly qualified independent directors to serve as members of the Board. The 2001 Plan would be implemented to succeed the Company's Non-Employee Directors Stock Option Plan adopted in 1993 (the "1993 Plan"). Since 1993, the Company has issued options for most of the shares reserved for issuance under the 1993 Plan, including options for 176,000 shares at exercise prices greater than $30 per share. There currently remains only 60,000 shares available under the 1993 Plan for grants of additional options. Pursuant to the terms of the 1993 Plan, the Company this year will grant to the non-employee directors options to purchase 20,000 shares, which would leave only 40,000 shares available under the 1993 Plan for grants of additional options. The Company needs additional shares to be able to grant options to recruit additional independent board members and to motivate and retain its existing members. The Company is therefore seeking approval for the new 2001 Non-Employee Directors Stock Option Plan.

   With one change, the 2001 Plan is substantially the same as the 1993 Plan, as that plan was amended in August 1999. The change is that under the 2001 Plan, the annual grant to each non-employee director would be an option to purchase 6,000 shares as opposed to 4,000 shares under the 1993 Plan. The Company has determined, based on its review of current non-employee director compensation, that the higher annual grant is needed in order to provide a competitive package that will enable the Company to attract, retain and motivate high-caliber directors.

   All directors of the Company who are not employees of the Company would be eligible for grants under the 2001 Plan. If all of the directors nominated for election are elected at the 2000 Annual Meeting of Shareholders, there would be five non-employee directors eligible for grants under the 2001 Plan, if approved. The 2001 Plan is being submitted to the shareholders for approval in order to comply with New York Stock Exchange regulations.

SUMMARY OF 2001 PLAN

   Purpose. The purpose of the plan is to promote the interests of the Company and its shareholders by using investment interests in the Company to attract and retain highly qualified independent directors.

   Administration. The plan is administered by the Company, which shall have the power to construe the plan, to determine all questions arising under the plan, to adopt and amend such rules and regulations for the administration of the plan as it may deem desirable, and otherwise to carry out the terms of the plan. The interpretation and construction by the Company of any provisions of the plan or of any option granted under the plan shall be final. Notwithstanding the foregoing, the Company shall have no authority or discretion as to the selection of persons eligible to receive options granted under the plan, the number of shares covered by options granted under the plan, the timing of such grants, or the exercise price of options granted under the plan, which matters are specifically governed by the provisions of the plan.

   Eligible Directors. A person shall be eligible to receive grants of options under the plan (an "eligible director") if, at the time of the option's grant, he or she is a duly elected or appointed member of the Company's Board of Directors, but is not then otherwise an employee of the Company or any of its subsidiaries or affiliates and has not been an employee of the Company or any of its subsidiaries or affiliates since the beginning of the Company's preceding fiscal year.

   Shares of Common Stock Subject to the Plan and Grant Limit. The shares that may be issued upon exercise of options granted under the plan shall be authorized and unissued shares of the Company's Common Stock. The aggregate number of shares that may be issued upon exercise of options granted under the plan shall not exceed 500,000 shares of Common Stock, subject to adjustment as a result of certain dilutive transactions.

   Amendment of the Plan. The Company's Board of Directors may, insofar as permitted by law, from time to time suspend or discontinue the plan or revise or amend it in any respect whatsoever, except that no such amendment shall alter or impair or diminish any rights or obligations under any option theretofore granted under the plan without the consent of the person to whom such option was granted. In addition, without further shareholder approval, except for certain anti-dilution adjustments, the plan may not be amended so as to increase the number of shares subject to the plan, increase the number of shares for which an option or options may be granted to any optionee, change the class of persons eligible to receive options under the plan, provide for the grant of options having an exercise price per option share less than the exercise price specified in the plan, or extend the final date upon which options may be granted under the plan.

   Term of Plan. Options may be granted under the plan until December 31, 2011, whereupon the plan will terminate. Notwithstanding the foregoing, each option granted under the plan shall remain in effect until such option has been exercised or terminated in accordance with its terms and the terms of the plan.

   Non-assignability. No option granted under the plan shall be assignable or transferable by the grantee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, as amended).

   Grants of Initial Options. Each eligible director who becomes an eligible director after January 1, 2001, shall, upon first becoming an eligible director, receive a one-time grant of an option to purchase up to 20,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of the Company's Common Stock on the date of his or her election to the Board.

   Grants of Additional and Special Options. Beginning January 1, 2001, on each anniversary of an eligible director's election to the Board, if the eligible director has served as a director since his or her election and is continuing as a director for at least another year, such eligible director shall automatically be granted an "additional option" to purchase up to 6,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.

   Vesting and Exercise. Initial Options shall vest and become exercisable 50% upon the first anniversary of the grant date, if the optionee has remained an eligible director for the entire period from the date of grant to the first anniversary thereof, and 50% upon the second anniversary of the grant date, if the optionee has remained an eligible director for the entire period from the date of grant to the second anniversary thereof. Additional options shall vest and become exercisable 100% two years from the grant date if the optionee has remained an eligible director for the entire period from the date of grant to the vesting date.

   Term of Options and Effect of Termination. Notwithstanding any other provision of the plan, no initial options or additional options shall be exercisable after the expiration of ten years from the effective date of their grant. In the event that any outstanding option under the plan expires by reason of lapse of time or is otherwise terminated without exercise for any reason, then the shares of Common Stock subject to any such option which have not been issued pursuant to the exercise of the option shall again become available in the pool of shares of Common Stock for which options may be granted under the plan. In the event that the holder of any option granted under the plan shall cease to be a director of the Company for any reason, all options granted under the plan to such holder shall be exercisable, to the extent already exercisable at the date such holder ceases to be a director, for a period of one year after that date (or, if sooner, until the expiration of the option according to its terms), and shall then terminate.

   Anti-dilution Adjustments. The number of shares of Common Stock available for issuance upon exercise of options granted under the plan, the maximum number of shares for which options granted under the plan may be exercised by any individual, the number of shares for which each option (issued and unissued) can be exercised, and the exercise price per share of options (issued and unissued) shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of consideration by the Company.

   Corporate Transactions. If the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain to and apply to the securities to which a holder of the same number of shares of Common Stock that are subject to that option would have been entitled. A dissolution or liquidation or change in control of the Company, or a merger or consolidation in which the Company is not the surviving corporation, shall cause each outstanding option to terminate, unless the agreement of merger or consolidation shall otherwise provide; provided that, in the event such dissolution, liquidation, change in control, merger or consolidation will cause outstanding options to terminate, each optionee shall have the right immediately prior to such dissolution, liquidation, merger or consolidation or upon such change in control to exercise his or her option or options in whole or in part without regard to any vesting requirements.

FEDERAL INCOME TAX TREATMENT

   Stock options granted under the 2001 Plan are non-qualified options. In general, there are no tax consequences to the optionee or to the Company on the grant of a non-qualified stock option. On exercise, however, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares as of the exercise date over the purchase price paid for such shares, and the Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. Upon a subsequent disposition of the shares received under a non-qualified stock option, the difference between the amount realized on such disposition and the fair market value of the shares on the date of exercise generally will be treated as a capital gain or loss. Optionees subject to the Section 16(b) insider trading rules (including all directors) generally are subject to the same tax consequences with respect to a non-qualified stock option as any other optionee unless the exercise of the option occurs within six months after the date of grant. In such case, unless the optionee makes an affirmative election under Code Section 83(b) within 30 days after exercise, the date on which the optionee recognizes ordinary income with respect to such option will be delayed until the date which is six months after the date of grant of the option (or such earlier date on which the optionee no longer is subject to suit under the Section 16(b) insider trading rules) and the amount of such ordinary income will be the excess of the fair market value of the stock at that time over the purchase price paid for such stock.

NEW PLAN BENEFITS

   The following table sets forth annual benefits under the 2001 Plan (i) for each nominee for election as a director who is not an employee of the Company and (ii) all current directors who are not executive officers as a group.

                                  2001 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
   NAME AND POSITION              NUMBER OF SHARES SUBJECT TO STOCK OPTIONS(1)
   -----------------             ----------------------------------------------
   William C. Baker                                   6,000
   Vernon E. Jordan, Jr.                              6,000
   Yotaro Kobayashi                                   6,000
   Aulana L. Peters                                   6,000
   Richard L. Rosenfield                              6,000
   Non-Executive Director Group
    (6 non-employee directors)                       36,000

--------
(1) Under the 2001 Plan, each non-employee director would receive annually an option to purchase 6,000 shares of the Company's Common Stock. The Non-Executive Director Group includes Mr. Schreyer who has already informed the Company that, for personal reasons, he does not wish to stand for re-election. After the election of directors at the 2000 Annual Meeting of Shareholders, it is expected that there will be five non-employee directors. As of March 20, 2000, the closing price of the Company's Common Stock as reported on the New York Stock Exchange was $15.375.

VOTE REQUIRED

   The affirmative vote of the majority of shares of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 2001 Non-Employee Directors Stock Option Plan.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE 2001 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN.

                APPROVAL OF AMENDMENT TO 1996 STOCK OPTION PLAN

GENERAL

   At the Annual Meeting, the shareholders are being asked to approve an amendment to the Callaway Golf Company 1996 Stock Option Plan (the "1996 Plan"), in order to increase by 3,000,000 shares, to an aggregate of 9,000,000 shares, the number of shares of Common Stock available for issuance upon the exercise of stock options granted or to be granted under the 1996 Plan.

   In February 1996, the Board of Directors originally authorized the adoption, subject to shareholder approval, of the 1996 Plan, under which officers and other employees, consultants and advisors of the Company are eligible to receive awards of stock options. At the Company's 1996 Annual Meeting of Shareholders, the shareholders approved the adoption of the 1996 Plan. The 1996 Plan only provides for the issuance of stock options; other types of incentive-based awards may not be granted under the 1996 Plan. The 1996 Plan also prohibits re-pricing of options (except with shareholder approval or subject to the adjustment provisions for stock splits, reorganizations, etc. described below) and, as amended, prohibits the grant of options for less than fair market value. A total of 2,000,000 shares of Common Stock initially were reserved for issuance under the 1996 Plan as approved by the shareholders.

   In February 1997, the Board of Directors authorized the adoption, subject to shareholder approval, of the First Amendment to the 1996 Plan, under which an additional 1,000,000 shares of the Company's Common Stock were reserved for issuance under the 1996 Plan, raising the total number of shares authorized for issuance under the 1996 Plan to 3,000,000. At the Company's 1997 Annual Meeting of Shareholders, the shareholders approved the adoption of the First Amendment to the 1996 Plan. Also, in March 1997, the Company's Board of Directors adopted the Second Amendment to the 1996 Plan, which allows for limited transferability of options granted under the 1996 Plan on a case-by-case basis in the discretion of the Stock Option Committee (Employee Plans).

   In February 1998, the Board of Directors authorized the adoption, subject to shareholder approval, of the Third Amendment to the 1996 Plan, under which an additional 3,000,000 shares of the Company's Common Stock were reserved for issuance under the 1996 Plan, raising the total number of shares authorized for issuance under the 1996 Plan to 6,000,000. At the Company's 1998 annual meeting of shareholders, the shareholders approved the adoption of the Third Amendment to the 1996 Plan. The pool of additional shares made available under the 1996 Plan by the Third Amendment was used primarily to make significant grants of stock options to officers of the Company at a time when annual cash bonuses were not paid. These options were granted at an exercise price of $27.375 per share.

   As of February 29, 2000, only 175,000 shares remain available for the grant of stock options under the 1996 Plan. It should be noted that of the 6,000,000 shares previously authorized for stock option grants under this plan, over 4,645,000 have been used in connection with grants of options with exercise prices greater than $25. None of these grants have been or will be re-priced except with shareholder approval or as a result of the adjustment provisions for stock splits, reorganizations, etc. described below.

   On February 18, 2000, the Board of Directors authorized, subject to shareholder approval, a Fourth Amendment to the 1996 Plan, under which an additional 3,000,000 shares of the Company's Common Stock would be authorized for issuance pursuant to stock options to be granted under the 1996 Plan. If the Fourth Amendment is approved by the shareholders, the pool of additional shares available under the 1996 Plan will be used to attract, retain and motivate the best available talent for the successful management and conduct of the business of the Company and its subsidiaries. The options are intended to motivate the recipients of the options to conduct the business of the Company in a way that maximizes shareholder value, while, in many cases, reducing emphasis on cash-based compensation. The options create equity incentives for the recipient employees thereby aligning their interests with those of the shareholders of the Company.

   Although all employees of the Company are eligible for grants of stock options under the 1996 Plan, grants under this plan historically have been made only to executive and non-executive officers of Callaway Golf Company. Although the pool of additional shares made available by the Fourth Amendment, if approved, is intended to be used for stock option grants to executive and non-executive officers of Callaway Golf Company, participation in the 1996 Plan is at the discretion of the Board or the applicable Board committee. Accordingly, future participation by executive officers and other employees under the 1996 Plan is not determinable. Callaway Golf Company currently has 23 officers that would be eligible for grants under the 1996 Plan. The Company (and its subsidiaries) also currently has approximately 2,500 employees who would be eligible for participation under the plan.

   This amendment to the 1996 Plan is being submitted to the shareholders for approval in order to comply with New York Stock Exchange regulations.

SUMMARY OF THE 1996 PLAN

   Purpose. The purpose of the 1996 Plan is to provide a means whereby the Company may provide for grants of stock options to employees (including officers), consultants and advisors of the Company and its subsidiaries and affiliates, thereby helping to attract, retain and motivate such individuals, and to encourage the judgment, initiative and efforts of such individuals by further aligning their interests with those of the shareholders of the Company.

   Administration. The 1996 Plan is administered by the Stock Option Committee appointed by the Board of Directors (the "Committee"). Subject to the requirements of the 1996 Plan, the Board or the Committee has full and exclusive power to construe and interpret the 1996 Plan, to determine and designate the class or classes of persons who are eligible to participate in the 1996 Plan, to determine the terms of options, and generally to answer any and all questions arising under the 1996 Plan. All decisions, determinations and interpretations by the Committee or the Board regarding the 1996 Plan are final and binding on all eligible persons and participants.

   Eligibility. Any person who is an employee, consultant or advisor of the Company or any of its subsidiaries or affiliates is eligible to be considered for the grant of options under the 1996 Plan, as determined by the Board or the Committee in its discretion; provided, however, that no director of the Company who is not also an employee of the Company is eligible to receive any options under the 1996 Plan.

   Grant of Options and Exercise Price. The exercise price per share of each option granted under the 1996 Plan will be not less than the fair market value of such share on the option grant date. The closing price of the Company's Common Stock on the New York Stock Exchange on March 20, 2000 was $15.375 per share. Options may be in the form of incentive stock options or non-qualified stock options. The maximum number of shares with respect to which options may be granted under the 1996 Plan to a key employee in any calendar year will not exceed 1,000,000.

   Within these parameters, the Board or the Committee is authorized to grant to eligible persons options to purchase shares of the Company's Common Stock either automatically or upon the occurrence of specified events, including without limitation, the achievement of qualifying performance criteria or the satisfaction of an event or condition within the control of the recipient of the option or within the control of others. For purposes of the 1996 Plan, "qualifying performance criteria" means any one or more performance criteria either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination and measured either on an absolute basis or relative to a pre-established target to previous years' results or to a designated comparison group, in each case as specified by the Board or the Committee in the option agreement. For this purpose, such performance criteria may include: (a) cash flow, (b) earnings per share (including earnings before interest, taxes and amortization), (c) return on equity, (d) total shareholder return, (e) return on capital, (f) return on assets or net assets, (g) income or net income, (h) operating income or net operating income, (i) operating profit or net operating profit, (j) operating margin, (k) return on operating revenue, (l) market share or circulation and
(m) any similar performance criteria.

   Termination of Options. Unless determined otherwise by the Board or the Committee in its discretion, options will expire on the earlier of (a) one year from the date on which the participant ceases to be an eligible person for any reason (including death), or (b) with respect to each installment of an option, the fifth anniversary of the vesting date of such installment. If a participant who is an employee of the Company ceases for any reason to be such an employee, that portion of the option that has not yet vested will terminate, unless the Board or the Committee accelerates the vesting schedule in its sole discretion. Options granted to a participant who is not such an employee may be made subject to such other termination provisions as determined appropriate by the Board or the Committee.

   Non-Assignability. Unless the Committee shall otherwise determine on a case-by-case basis, no option granted under the 1996 Plan will be assignable or transferable except (a) by will or by the laws of descent and distribution, or (b) subject to the final sentence of this paragraph, upon dissolution of marriage pursuant to a qualified domestic relations order. Unless the Committee shall otherwise determine on a case-by-case basis, during the lifetime of a participant, an option granted to him or her will be exercisable only by the participant (or the participant's permitted transferee) or his or her guardian or legal representative. Notwithstanding the foregoing, (i) no option owned by a participant subject to Section 16 of the Exchange Act may be assigned or transferred in any manner inconsistent with Rule 16b-3 thereunder as interpreted and administered by the Securities and Exchange Commission and its staff, and (ii) incentive stock options may not be assigned or transferred in violation of Section 422(b)(5) of the Code, or the Treasury Regulations thereunder, and nothing herein is intended to allow such assignment or transfer.

   Adjustment in Shares. If the outstanding securities of the class then subject to the 1996 Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction will provide otherwise, the Board or the Committee will make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to options theretofore granted under the 1996 Plan and the exercise or settlement price of such options, provided, however, that such adjustment will be made in such a manner that will not affect the status of any option intended to qualify as an incentive stock option under Code Section 422, and (b) the maximum number and type of shares or other securities that may be issued pursuant to such options thereafter granted under the 1996 Plan.

   Neither the Board nor the Committee may decrease the exercise price of shares that may be acquired pursuant to options granted under the 1996 Plan unless such decrease is (a) made subject to approval by the shareholders of the Company or (b) made pursuant to the above-described adjustment provisions. Further, in the event that the Board or the Committee determines that it is appropriate to condition the grant of a new option to a participant upon the surrender by such participant of a previously issued unexercised option having a higher exercise price than the proposed new option, then the shares underlying the old option will not again become available in the pool of shares for which options may be granted under the 1996 Plan unless and until such new option expires by reason of lapse of time or is otherwise terminated without exercise for any reason other than in connection with a similar conditional regrant.

   Amendment and Termination of the 1996 Plan. The Board or the Committee may, insofar as permitted by law, from time to time suspend or discontinue the 1996 Plan or revise or amend it in any respect whatsoever, and the 1996 Plan as so revised or amended will govern all options thereunder, including those granted before such revision or amendment, except that no such amendment will alter or impair or diminish in any material respect any rights or obligations under any option theretofore granted under the 1996 Plan, without the consent of the person to whom such option was granted. In addition, if an amendment to the 1996 Plan would materially increase the number of shares subject to the 1996 Plan (as adjusted under the 1996 Plan), materially modify the requirements as to eligibility for participation in the 1996 Plan, extend the final date upon which options may be granted under the 1996 Plan, or otherwise materially increase the benefits accruing to recipients in a manner not specifically contemplated herein and which affects the 1996 Plan's compliance with Rule 16b-3 under the Exchange Act or applicable provisions of the Code or requires the approval of the Company's shareholders so that the options granted under the 1996 Plan continue to qualify as "performance-based compensation" described in Code Section 162(m) and the Treasury regulations thereunder, then the amendment will be subject to approval by the Company's shareholders to the extent required to comply with Rule 16b-3 under the Exchange Act or applicable provisions of or rules under the Code. Notwithstanding the foregoing, the Board or the Committee may amend the 1996 Plan to comply with or take advantage of the rules or regulations (or interpretations thereof) promulgated under Section 16 of the Exchange Act or under the Code, subject to the shareholder approval requirement described above.

   Expiration. Unless previously terminated, the authority to grant options under the 1996 Plan will expire ten (10) years after the effective date of the 1996 Plan, but such expiration will not affect any option previously made or granted that is then outstanding.

FEDERAL INCOME TAX TREATMENT

   The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the exercise of options under the 1996 Plan does not purport to be complete and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

   Incentive Stock Options. Stock options granted under the 1996 Plan may qualify as "incentive stock options" within the meaning of Section 422 of the Code. If an optionee exercises an incentive stock option in accordance with the terms of an incentive stock option and does not dispose of the shares acquired within two years from the date of the grant of an incentive stock option nor within one year from the date of exercise (the "Required Holding Periods"), an optionee generally will not be subject to regular federal income tax, and the Company will not be entitled to any deduction, on either the grant or the exercise of an incentive stock option. An optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided an optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, an optionee's gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of an optionee's gain or loss will be the difference between the amount realized on the disposition of the shares and the optionee's basis in the shares.

   If, however, an optionee disposes of the acquired shares at any time prior to the expiration of the Required Holding Periods, then (subject to certain exceptions), the optionee will recognize ordinary income at the time of such disposition which will equal the excess, if any, of the lesser of (a) the amount realized on such disposition, or (b) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by an optionee. Any gain in excess of such ordinary income amount will be a short-term or long-term capital gain, depending on the optionee's holding period. If an optionee disposes of such shares for less than the optionee's basis in the shares, the difference between the amount realized and the optionee's basis will be short-term or long-term capital loss, depending upon the holding period of the shares.

   The excess of the fair market value of the shares acquired on the exercise date of an incentive stock option over the exercise price of such option generally is required to be included in the optionee's alternative minimum taxable income for the year in which the option is exercised and, accordingly, may subject an optionee to the alternative minimum tax.

   Non-Qualified Stock Options. In general, there are no tax consequences to the optionee or to the Company on the grant of a stock option which does not qualify as an incentive stock option (a "non-qualified stock option"). On exercise, however, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares as of the exercise date over the purchase price paid for such shares, and the Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. Upon a subsequent disposition of the shares received under a non-qualified stock option, the difference between the amount realized on such disposition and the fair market value of the shares on the date of exercise generally will be treated as a capital gain or loss. Optionees subject to the
Section 16(b) insider trading rules generally are subject to the same tax consequences with respect to a non-qualified stock option as any other optionee unless the exercise of the option occurs within six months after the date of grant. In such case, unless the optionee makes an affirmative election under Code Section 83(b) within 30 days after exercise, the date on which the optionee recognizes ordinary income with respect to such option will be delayed until the date which is six months after the date of grant of the option (or such earlier date on which the optionee no longer is subject to suit under the Section 16(b) insider trading rules) and the amount of such ordinary income will be the excess of the fair market value of the stock at that time over the purchase price paid for such stock.

   Miscellaneous Tax Issues. The Company generally will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a recipient in connection with the exercise of options granted under the 1996 Plan.

   Special rules will apply in cases where a recipient of an option pays the exercise price or applicable withholding tax obligations by delivering previously owned shares of Common Stock or by reducing the amount of shares otherwise issuable pursuant to the exercise of an option. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

   The terms of the 1996 Plan allow for the granting of options that accelerate the ability of the recipient to exercise the option in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such options may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

   Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1.0 million paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The 1996 Plan is intended to meet the requirements for deductibility under IRC Section 162(m). The Company is generally permitted a deduction equal to the ordinary income recognized by a recipient of an option upon exercise and generally seeks to maximize the deductibility for tax purposes of all elements of compensation. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the efforts of the Company in this area, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

VOTE REQUIRED

   The affirmative vote of the majority of shares of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Fourth Amendment to the 1996 Plan.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE FOURTH AMENDMENT TO THE CALLAWAY GOLF COMPANY 1996 STOCK OPTION PLAN.

                             CERTAIN TRANSACTIONS

   The Company was a party to a product development agreement with Callaway Advanced Materials, Inc. ("CAM"), a corporation of which Reeves Callaway, Ely Callaway's son, was an executive officer and in which he owned a significant equity interest. Under the agreement, CAM developed proprietary metal injection molding techniques for fabricating metal golf club heads. The agreement was terminated on April 30, 1999. In 1999, the Company paid a total of approximately $200,000 to CAM in connection with these development services. In addition, in October 1999, the Company forgave a non-interest bearing equipment loan it previously made to CAM in the approximate amount of $288,000, in exchange for the exclusive rights to the metal injection molding techniques. The Company does not contemplate any further transactions with Reeves Callaway or CAM.

   In January 1998, the Company announced the formation of Callaway Golf Media Ventures, LLC ("CGMV") for the purpose of producing print and other media products that relate to the game of golf. The Company was an 80% owner of CGMV, with the remaining 20% owned by Callaway Editions, Inc. ("Editions"), a publishing and media company in which Nicholas Callaway, Ely Callaway's son, was the chief executive officer, and in which Nicholas Callaway is the majority shareholder (about 81%) and Ely Callaway is a minority shareholder (about 9%). In addition to being an owner of CGMV, Editions was entitled to receive a management fee of up to $450,000 per year for services rendered to CGMV. In 1999, Editions received a portion of the $450,000. This amount was paid by CGMV out of monies paid to CGMV by the Company.

   In connection with the formation of CGMV, the Company made capital contributions to CGMV in the amount of $900,000. The Company also agreed to loan to CGMV up to $20 million for working capital, subject to CGMV's achievement of certain milestones. During 1998, the Company loaned approximately $2 million to CGMV under this agreement. In August 1998, the Company guaranteed CGMV's lease of office space in New York.

   In November 1998, following a review of the Company's operations and a decision to focus on its core golf club business and its golf ball business, the Company decided to withdraw from activities outside these areas including ending its involvement with CGMV. In February 1999, the office space lease was terminated. The Company no longer has any obligations with respect to the lease guaranty.

   In March 1999, the parties entered into a series of transactions to end the Company's involvement in CGMV. The Company (1) forgave CGMV's existing indebtedness to the Company in the amount of approximately $2 million, (2) assigned the Company's 80% ownership interest in CGMV to Editions, and (3) paid $1 million to CGMV in exchange for termination of the agreement to loan up to $20 million. As a result of the foregoing transactions, the Company was relieved of its $20 million loan obligation to CGMV and also obtained, subject to certain exceptions, releases from CGMV, Editions and Nicholas Callaway, and indemnity rights from CGMV and Editions with respect to any known or unknown claims arising from the operation of CGMV both prior to and after the transactions. Additionally, CGMV and the Company entered into a license agreement pursuant to which the Company is entitled to a royalty of 2% of net sales of licensed golf books by CGMV through 2003 and 5% thereafter, subject to the achievement of certain minimum sales levels.

   The Company, on the one hand, and Callaway Editions and Nicholas Callaway, on the other hand, have had various disputes pending before the U.S. Patent and Trademark Office regarding the registration of trademarks that include the word "Callaway." At the same time as the CGMV transaction described above, the Company also entered into a concurrent use agreement with Callaway Editions and Nicholas Callaway resolving such trademark disputes. Pursuant to the concurrent use agreement, the Company will retain the right to register and use the "Callaway Golf" trademark in all classes of trade, while Callaway Editions and Nicholas Callaway will be free to register and use the marks "Callaway Editions," "Nicholas Callaway" and other marks associated with their business. None of the parties will use its marks in a way that will be confusing to the public as a source. Trademark applications inconsistent with the concurrent use agreement will be withdrawn. The Company does not contemplate any further transactions with Callaway Editions, Nicholas Callaway or CGMV.

   Ely Callaway did not participate in the negotiations of any of the above described transactions with respect to CGMV or CAM, or the concurrent use agreement, and the terms thereof were approved by the Company's Board of Directors without Mr. Callaway's participation.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders to file initial reports of ownership (on Form 3) and periodic changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its executive officers, directors and greater than 10% shareholders (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 1999.

                                 ANNUAL REPORT

   A copy of the Company's 1999 Annual Report, including financial statements, is being mailed with this Proxy Statement to shareholders of record on the Record Date, but such report is not incorporated herein and is not deemed to be a part of this Proxy Statement.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN REQUEST TO THE COMPANY'S DIRECTOR OF INVESTOR RELATIONS AT CALLAWAY GOLF COMPANY, 2285 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008.

                            INDEPENDENT ACCOUNTANTS

   PricewaterhouseCoopers LLP served as the Company's independent accountants for 1999 and will serve as such for 2000. One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

   If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2001 annual meeting of shareholders, then in addition to any other applicable requirements, such shareholder must give timely written notice of the matter to the Secretary of the Company. To be timely, written notice must be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this years Annual Meeting (i.e. the 2000 Annual Meeting of Shareholders), provided, however, that in the event that the date of the 2001 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the Secretary not earlier than the 120th day prior to the 2001 annual meeting and not later than the close of business on the later of
(i) the 90th day prior to such annual meeting or (ii) the 10th day following the first public announcement of the scheduled date of the 2001 annual meeting. Any such notice to the Secretary must include all of the information specified in the Company's Bylaws.

   If a shareholder desires to have a proposal included in the Company's proxy statement and proxy card for the 2001 annual meeting of shareholders, then, in addition to the notices required by the immediately preceding paragraph and in addition to other applicable requirements (including certain rules and regulations promulgated by the Securities and Exchange Commission), the Company must receive notice of such proposal in writing at the Company's principal executive offices in Carlsbad, California no later than November 22, 2000, provided, however, that if the date of the 2001 annual meeting of shareholders is more than 30 days before or after the first anniversary of this years Annual Meeting (i.e. the 2000 Annual Meeting of Shareholders), then such notice must be received by the Secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2001 annual meeting.

                                 OTHER MATTERS

   Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

   Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to the Company's Director of Investor Relations, at 2285 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

                                   /s/ STEVEN C. McCRACKEN
                                   Steven C. McCracken
                                   Secretary

Carlsbad, California
March 22, 2000

                                                                     APPENDIX A

                             CALLAWAY GOLF COMPANY
                 2001 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

                                   ARTICLE I

                                    General

  1. Adoption.

    This Callaway Golf Company Non-Employee Directors Stock Option Plan (the "PLAN") is effective as of January 1, 2001, subject to approval by the Board of Directors and shareholders of Callaway Golf Company (the "COMPANY").

  2. Purpose.

    The Plan is designed to promote the interests of the Company and its shareholders by using investment interests in the Company to attract and retain highly qualified independent directors.

  3. Administration.

    The Plan shall be administered by the Company, which shall have the power to construe the Plan, to determine all questions arising under the Plan, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable, and otherwise to carry out the terms of the Plan. The interpretation and construction by the Company of any provisions of the Plan or of any option granted under the Plan shall be final. Notwithstanding the foregoing, the Company shall have no authority or discretion as to the selection of persons eligible to receive options granted under the Plan, the number of shares covered by options granted under the Plan, the timing of such grants, or the exercise price of options granted under the Plan, which matters are specifically governed by the provisions of the Plan.

  4. Eligible Directors.

    A person shall be eligible to receive grants of options under this Plan (an "ELIGIBLE DIRECTOR") if, at the time of the option's grant, he or she is a duly elected or appointed member of the Company's Board of Directors, but is not then otherwise an employee of the Company or any of its subsidiaries or affiliates and has not been an employee of the Company or any of its subsidiaries or affiliates since the beginning of the Company's preceding fiscal year.

  5. Shares of Common Stock Subject to the Plan and Grant Limit.

    The shares that may be issued upon exercise of options granted under the Plan shall be authorized and unissued shares of the Company's Common Stock. The aggregate number of shares that may be issued upon exercise of options granted under the Plan shall not exceed 500,000 shares of Common Stock, subject to adjustment in accordance with Article III.

  6. Amendment of the Plan.

    The Company's Board of Directors may, insofar as permitted by law, from time to time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that no such amendment shall alter or impair or diminish any rights or obligations under any option theretofore granted under the Plan without the consent of the person to whom such option was granted. In addition, without further shareholder approval, the Plan may not be amended so as to increase the number of shares subject to the Plan (as adjusted under Article III), increase the number of shares for which an option or options may be granted to any optionee (as adjusted under Article III), change the class of persons eligible to receive options under the Plan, provide for the grant of options having an exercise price per option share less than the exercise price specified in the Plan, or extend the final date upon which options may be granted under the Plan. Under no circumstances may the provisions of the Plan that provide for the amounts, price, and timing of option grants be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, ERISA, or the rules thereunder.

  7. Term of Plan.

    Options may be granted under the Plan until December 31, 2011, whereupon the Plan will terminate. Notwithstanding the foregoing, each option granted under the Plan shall remain in effect until such option has been exercised or terminated in accordance with its terms and the terms of the Plan.

  8. Grants Before Shareholder Approval.

    Option grants made before this Plan has been approved by the Company's shareholders shall be made subject to and effective only upon such approval.

  9. Restrictions.

    All options granted under the Plan shall be subject to the requirement that, if at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the shares subject to options granted under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such an option or the issuance, if any, or purchase of shares in connection therewith, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

  10. Nonassignability.

    No option granted under the Plan shall be assignable or transferable by the grantee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by the Internal Revenue Code of 1986, as amended). During the lifetime of the optionee, the option shall be exercisable only by the optionee, and no other person shall acquire any rights therein.

  11. Withholding Taxes.

    Whenever shares of Common Stock are to be issued upon exercise of an option granted under the Plan, the Company shall have the right to require the optionee to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. The Company may, in the exercise of its discretion, allow satisfaction of tax withholding requirements by accepting delivery of stock of the Company or by withholding a portion of the Common Stock otherwise issuable upon exercise of an option.

  12. Definition of "Fair Market Value."

    For purposes of the Plan, the term "FAIR MARKET VALUE," when used in reference to the value of a share of the Company's Common Stock on the date an option is granted under the Plan, shall be:

(a) if the shares are of a class listed on an established stock exchange or exchanges (including, for this purpose, The NASDAQ National Market), the closing sale price of the share quoted for such date in the Transactions Index of each such exchange, as published in The Wall Street Journal, or, if no sale price was quoted in any such Index for such date, then as of the next preceding date on which such a sale price was quoted; or (b) if the shares are of a class not then listed on an exchange, the average of the closing bid and asked prices per share for the share in the over-the-counter market as quoted on the NASDAQ system on such date; or (c) if the shares are of a class not then listed on an exchange or quoted in the over-the-counter market, an amount determined in good faith by the Company.

  13. Rights as a Shareholder.

    An optionee or a transferee of an option shall have no rights as a shareholder with respect to any shares issuable or issued upon exercise of the option until the date of the receipt by the Company of all amounts payable in connection with exercise of the option, including the exercise price and any amounts required by the Company pursuant to Section 11 of Article I.

  14. Purchase for Investment.

    Unless the shares of Common Stock to be issued upon exercise of an option granted under the Plan have been effectively registered under the Securities Act of 1933 as now in force or hereafter amended, the Company shall be under no obligation to issue any shares of Common Stock covered by any option unless the person who exercises such option, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel to the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the shares of Common Stock issued to him or her pursuant to such exercise of the option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares of Common Stock, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if shares of Common Stock are issued without such registration, a legend to this effect may be endorsed upon the securities so issued.

  15. Governing Law.

    The Plan and any option agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.

                                  ARTICLE II

                                 Stock Options

  1. Grants of Initial Options.

    Each Eligible Director who becomes an Eligible Director after January 1, 2001, shall, upon first becoming an Eligible Director, receive a one-time grant of an option to purchase up to 20,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of the Company's Common Stock on the date of his or her election to the Board, subject to (i) vesting as set forth in Section 4 of Article II, and (ii) adjustment as set forth in Article III. Options granted under this Section of this Article II are "INITIAL OPTIONS" for purposes hereof.

  2. Grants of Additional and Special Options.

    Beginning January 1, 2001, on each anniversary of an Eligible Director's election to the Board, if the Eligible Director has served as a director since his or her election and is continuing as a director for at least another year, such Eligible Director shall automatically be granted an "ADDITIONAL OPTION" to purchase up to 6,000 shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, subject to (i) vesting as set forth in Section 4 of Article II and (ii) adjustment as set forth in Article III.

  3. Exercise Price.

    The option exercise price shall be payable upon the exercise of an option in legal tender of the United States or such other consideration as the Company may deem acceptable, including without limitation stock of the Company (delivered by or on behalf of the person exercising the option or retained by the Company from the Common Stock otherwise issuable upon exercise), provided, however, that the Company may, in the exercise of its discretion, (i) allow exercise of an option in a broker-assisted or similar transaction in which the exercise price is not received by the Company until immediately after exercise, and/or (ii) allow the Company to loan the exercise price to the person entitled to exercise the option, if the exercise will be followed by an immediate sale of some or all of the underlying shares and a portion of the sales proceeds is dedicated to full payment of the exercise price. Upon proper exercise, the Company shall deliver to the person entitled to exercise the option or his or her designee a certificate or certificates for the shares of Common Stock to which the option pertains.

  4. Vesting and Exercise.

    (a) Initial Options shall vest and become exercisable 50% upon the first anniversary of the grant date, if the optionee has remained an Eligible Director for the entire period from the date of grant to the first anniversary thereof, and 50% upon the second anniversary of the grant date, if the optionee has remained an Eligible Director for the entire period from the date of grant to the second anniversary thereof.

    (b) Additional Options shall vest and become exercisable 100% two years from the grant date if the optionee has remained an Eligible Director for the entire period from the date of grant to the vesting date.

  5. Option Agreements.

    Each option granted under the Plan shall be evidenced by an option agreement duly executed on behalf of the Company and by the Eligible Director to whom such option is granted and stating the number of shares of Common Stock issuable upon exercise of the option, the exercise price, the time during which the option is exercisable, and the times at which the options vest and become exercisable. Such option agreements may but need not be identical and shall comply with and be subject to the terms and conditions of the Plan, a copy of which shall be provided to each option recipient and incorporated by reference into each option agreement. Each option agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Company.

  6. Term of Options and Effect of Termination.

    Notwithstanding any other provision of the Plan, no Initial Options or Additional Options shall be exercisable after the expiration of ten years from the effective date of their grant. In the event that any outstanding option under the Plan expires by reason of lapse of time or is otherwise terminated without exercise for any reason, then the shares of Common Stock subject to any such option which have not been issued pursuant to the exercise of the option shall again become available in the pool of shares of Common Stock for which options may be granted under the Plan. In the event that the holder of any option granted under this Plan shall cease to be a director of the Company for any reason, all options granted under this Plan to such holder shall be exercisable, to the extent already exercisable at the date such holder ceases to be a director, for a period of one year after that date (or, if sooner, until the expiration of the option according to its terms), and shall then terminate. In the event of the death of an optionee while such optionee is a director of the Company or within the period after termination of such status during which he or she is permitted to exercise an option, such option may be exercised by any person or persons designated by the optionee on a Beneficiary Designation Form adopted by the Company for such purpose or, if there is no effective Beneficiary Designation Form on file with the Company, by the executors or administrators of the optionee's estate or by any person or persons who shall have acquired the option directly from the optionee by his or her will or the applicable laws of descent and distribution.

                                  ARTICLE III

                     Recapitalizations And Reorganizations

  1. Anti-dilution Adjustments.

    The number of shares of Common Stock available for issuance upon exercise of options granted under the Plan, the maximum number of shares for which options granted under the Plan may be exercised by any individual, the number of shares for which each option (issued and unissued) can be exercised, and the exercise price per share of options (issued and unissued) shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of consideration by the Company.

  2. Corporate Transactions.

    If the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain to and apply to the securities to which a holder of the same number of shares of Common Stock that are subject to that option would have been entitled. A dissolution or liquidation or change in control of the Company, or a merger or consolidation in which the Company is not the surviving corporation, shall cause each outstanding option to terminate, unless the agreement of merger or consolidation shall otherwise provide; provided that, in the event such dissolution, liquidation, change in control, merger or consolidation will cause outstanding options to terminate, each optionee shall have the right immediately prior to such dissolution, liquidation, merger or consolidation or upon such change in control to exercise his or her option or options in whole or in part without regard to any vesting requirements. For purposes hereof, a "change in control" means the following and shall be deemed to occur if any of the following events occurs:

    (a) Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company's securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a "Person") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

    (b) Individuals who, as of the effective date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by the Company's shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual's election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

    (c) Consummation by the Company of the sale or other disposition by the Company of all or substantially all of the Company's assets or a reorganization or merger or consolidation of the Company with any other person, entity or corporation, other than

      (i) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

      (ii) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor; or

    (d) Approval by the shareholders of the Company or an order by a court of competent jurisdiction of a plan of liquidation of the Company.

  3. Determination by the Company.

    To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Company, whose determination in that respect shall be final, binding and conclusive. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all of any part of its business or assets.

                 [MAP WITH DIRECTIONS TO CALLAWAY GOLF COMPANY]

                             Callaway Golf Company
                      2000 Annual Meeting of Shareholders
                           Wednesday, May 3, 10:00 am
                              2091 Rutherford Road
                               Carlsbad, CA 92008

                                   From I-5:
                          Exit Palomar Airport Rd-East
                             Left on College Blvd.
                             Right on Aston Avenue
                            Left on Rutherford Road

                                   From I-15:
                                  Take 78-West
                        Exit on San Marcos Blvd.-South
                (San Marcos Blvd. becomes Palomar Airport Road)
                            Right on El Camino Real
                             Left on Faraday Avenue
                            Left on Rutherford Road

                                                                      APPENDIX B

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON        Please mark
BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.          your votes as  [X]
YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH      indicated in
OF THE PROPOSALS.                                         this example

1. ELECTION OF DIRECTORS: 01 Ely Callaway, 02 William C. Baker, 03 Vernon E. Jordan, Jr.,
04 Yotaro Kobayashi, 05 Aulana L. Peters, 06 Richard L. Rosenfield, and 07 Charles J. Yash.

FOR all nominees listed (except        WITHHOLD AUTHORITY           (INSTRUCTION: To withhold authority to vote for any individual
as marked to the contrary)       to vote for all nominees listed    nominee, write the nominee's name on the line provided below.)
       [ ]                                  [ ]                     _____________________________________________________________

====================================================================================================================================

2. Proposal to approve the 2001    3. Proposal to approve an amendment to the Company's 1996 Stock Option Plan to increase by
   Non-Employee Directors Stock       3,000,000 shares to an aggregate of 9,000,000 shares, the number of shares that may be issued
   Option Plan.                       upon exercises of stock options granted or to be granted under the Plan.
   FOR     AGAINST     ABSTAIN                              FOR            AGAINST         ABSTAIN
   [ ]       [ ]         [ ]                                [ ]              [ ]             [ ]
____________________________________________________________________________________________________________________________________

R.S.V.P./COMMENTS/ADDRESS
CHANGE
Please mark this box and complete the reverse                      I PLAN TO
side if you are bringing others to the meeting     [ ]             ATTEND          [ ]
or if you have written comments/address change.                    MEETING

By checking the box to the right, I consent to future access of Annual Reports,    [ ]
Proxy Statements, prospectuses and other communications via the Internet. I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, ChaseMellon Shareholder Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 3, 2000 and the Proxy Statement furnished with this card.

Signature___________________________________________ Signature________________________________________ Date________________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy revokes all proxies previously given.

-----------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!
                      YOU CAN VOTE IN ONE OF THREE WAYS:
================================================================================
                VOTE BY INTERNET: 24 hours a day, 7 days a week
  Follow the instructions at our Website Address:  http://www.eproxy.com/ely
================================================================================
                                      or
================================================================================
   VOTE BY PHONE: For U.S. shareholders only, call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day, 7 days a week

    There is NO CHARGE to you for this call. Have your proxy card in hand.
You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

OPTION 1: To vote as the Board of Directors recommends on ALL proposals,
--------
          Press 1.
                                        When asked, please confirm by Pressing 1
OPTION 2: If you choose to vote on each proposal separately, Press 0. You will
--------
hear these instructions:
Proposal 1, Director Election Proposal: To vote FOR ALL nominees, Press 1, to
                                        WITHHOLD FOR ALL nominees, Press 9.
                                        To WITHHOLD FOR AN INDIVIDUAL nominee,
                                        Press 0 and listen to the instructions.
Proposal 2 and All Other Proposals:     To vote FOR, Press 1; AGAINST, Press 9;
                                        ABSTAIN, Press 0
The instructions are the same for all other proposals.
                                        When asked, please confirm by Pressing 1
PRESS 1 To consent to view future Annual Reports and Proxy Materials for this account via the Internet.
                                        When asked, please confirm by Pressing 1
================================================================================
                                      or
================================================================================
VOTE BY PROXY CARD: mark, sign and date your proxy card and return it promptly in the enclosed envelope.
NOTE: If you vote by Internet or telephone, THERE IS NO NEED TO MAIL BACK your proxy card.
--------------------------------------------------------------------------------
                             THANK YOU FOR VOTING

                             CALLAWAY GOLF COMPANY

   The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints STEVEN
C. McCRACKEN and KENNETH E. WOLF, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at 2091 Rutherford Road, Carlsbad, California 92008, on May 3, 2000 at 10:00 A.M. (California time), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and distribute them among the nominees listed in the manner directed herein, as they see fit, and to drop any such nominees, in order to ensure the election of the greatest number of such nominees.

   THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE HEREOF, FOR PROPOSAL 2 AND FOR PROPOSAL 3. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY THE 401(K) PLAN SPONSORED BY CALLAWAY GOLF COMPANY, THEN THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS TO THE TRUSTEE OF SUCH PLAN AND IF YOU DO NOT SIGN AND RETURN THIS CARD, SUCH SHARES WILL BE VOTED BY THE TRUSTEE FOR THE NOMINEES LISTED ON THE REVERSE HEREOF, FOR PROPOSAL 2 AND FOR PROPOSAL 3. THE TRUSTEE CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER MAY 1, 2000 WILL BE COUNTED.

               IMPORTANT: SIGNATURE REQUIRED ON THE REVERSE SIDE

R.S.V.P./COMMENTS/ADDRESS CHANGE: PLEASE MARK R.S.V.P./COMMENT/ADDRESS CHANGE BOX ON REVERSE SIDE

                           (Continued and to be dated and signed on other side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                                      APPENDIX C


                                                                  March 22, 2000


TO: PARTICIPANTS IN THE CALLAWAY GOLF COMPANY 1995 EMPLOYEE STOCK PURCHASE PLAN AND EMPLOYEE STOCK OPTION PLANS

     The Company has placed 5,300,000 shares of Common Stock into a Grantor Stock Trust, where it is being held to fund benefits under, among other things, the above referenced stock plans. As a participant this past year in one or more of the stock plans, you have certain rights to direct the voting of these shares at the upcoming Annual Meeting. Your voting rights are based upon the number of unexercised options you hold under the stock option plans and/or shares you purchased during the last year under the Employee Stock Purchase Plan.

     To exercise your voting rights, please complete the enclosed green Voting Instruction Card. It directs the Trustee, Sanwa Bank of California, how to vote. YOU MUST RETURN THE VOTING INSTRUCTION CARD TO THE TRUSTEE USING THE ENCLOSED RETURN ENVELOPE PRIOR TO THE ANNUAL MEETING, WHICH WILL BE HELD ON MAY 3, 2000, IN ORDER TO EXERCISE YOUR VOTING RIGHTS UNDER THE TRUST. THE TRUSTEE, HOWEVER, CANNOT GUARANTEE THAT VOTING INSTRUCTIONS RECEIVED AFTER MAY 1, 2000 WILL BE COUNTED.

     For the reasons stated in the enclosed Proxy Statement for the Annual Meeting, your Board of Directors recommends a vote "FOR" all of the nominees for director and the other proposals set forth on the green Voting Instruction Card.

     You may get more than one package of materials regarding the upcoming Annual Meeting. For example, if as of March 6, 2000 you owned any shares of the Company's Common Stock, either directly or indirectly through the Company's 401(k) Plan, you will receive a separate mailing containing a white Proxy Card/Voting Instruction Card for these shares. YOU MUST SEPARATELY VOTE THE SHARES HELD BY YOU AS A SHAREHOLDER OR 401(K) PLAN PARTICIPANT IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED ON THE PROXY CARD/VOTING INSTRUCTION CARD YOU RECEIVE WITH THOSE MATERIALS.

     As noted above, you may be receiving more than one copy of the Annual Report and Proxy Statement. The law requires that we mail these informational materials with each voting card. We regret any inconvenience this may cause. If you wish, you can return any extra copies to the Company's Legal Department where they will be re-used or recycled.

     If you need further assistance, please contact Krista Mallory at (760) 931-1771. Thank you for your cooperation.

                                       Sincerely,


                                       /s/ ELY CALLAWAY
                                       ----------------
                                       Ely Callaway
                                       Founder, Chairman of the Board
                                       and Chief Executive Officer

                                                                      APPENDIX D


                             CALLAWAY GOLF COMPANY
                 STOCK PLAN PARTICIPANT VOTING INSTRUCTION CARD

TO: SANWA BANK CALIFORNIA
    TRUSTEE OF THE CALLAWAY GOLF COMPANY GRANTOR STOCK TRUST

  With respect to the voting at the Annual Meeting of Shareholders of Callaway Golf Company to be held on May 3, 2000, or any adjournment or postponement thereof, the undersigned participant in the Callaway Golf Company Stock Option Plans and/or 1995 Employee Stock Purchase Plan hereby directs Sanwa Bank California, as Trustee of the Callaway Golf Company Grantor Stock Trust, to vote all of the undersigned's votes to which the undersigned is entitled to direct under the Trust in accordance with the following instructions:

THE VOTES TO WHICH THE UNDERSIGNED STOCK PLAN PARTICIPANT IS ENTITLED TO DIRECT UNDER THE TRUST WILL BE VOTED AS DIRECTED BELOW AND ON THE REVERSE SIDE HEREOF, AND WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR PROPOSALS 2 AND 3 IF NO INSTRUCTIONS ARE INDICATED.

1. ELECTION OF DIRECTORS

    Nominees: Ely Callaway, William C. Baker, Vernon E. Jordan, Jr., Yotaro
     Kobayashi, Aulana L. Peters, Richard L. Rosenfield and Charles J. Yash

      [_] FOR all nominees listed (except as marked to the contrary)

      [_] WITHHOLD AUTHORITY to vote for all nominees listed


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
              THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW).

--------------------------------------------------------------------------------

                 IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

                                      (Continued and to be signed on other side)


                                                                 PLEASE MARK [X]
                                                                 YOUR VOTES
                                                                 AS THIS
                                                                 EXAMPLE

2. Proposal to approve the 2001 Non-Employee Directors Stock Option Plan.
           [_] FOR     [_] AGAINST     [_] ABSTAIN

3. Proposal to approve an amendment to the Company's 1996 Stock Option Plan to increase by 3,000,000 shares, to an aggregate of 9,000,000 shares, the number of shares that may be issued upon exercise of stock options granted or to be granted under the Plan.

           [_] FOR     [_] AGAINST     [_] ABSTAIN

4. In their discretion, Steven C. McCracken and Kenneth E. Wolf, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

                                       The undersigned hereby acknowledges
                                       receipt of the Notice of Annual Meeting
                                       of Shareholders to be held May 3, 2000
                                       and the Proxy Statement furnished
                                       herewith.

                                       Signature _____________________________
                                                 Please sign exactly as name
                                                 appears hereon.

                                       Date _____________________________, 2000

                                       PLEASE MARK, DATE, SIGN AND RETURN THIS
                                       VOTING INSTRUCTION CARD PROMPTLY IN THE
                                       ENCLOSED RETURN ENVELOPE. THE TRUSTEE
                                       CANNOT GUARANTEE THAT INSTRUCTIONS
                                       RECEIVED AFTER MAY 1, 2000 WILL BE
                                       COUNTED.